The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or jurisdiction where such offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(7)
 Registration No. 333-230795
SUBJECT TO COMPLETION, DATED May 27, 2026
PROSPECTUS SUPPLEMENT
(to the Prospectus dated May 16, 2019)
7,000,000 Shares

COMMON STOCK
The affiliates of investment funds managed by TDR Capital LLP (“TDR Capital”) identified in this prospectus supplement (the “selling stockholders”) are offering 7,000,000 shares (the “Shares”) of our common stock, par value $0.0001 per share (the “Common Stock”), under this prospectus supplement. The selling stockholders have granted the underwriters the option to purchase up to 1,050,000 additional shares of Common Stock, at the public offering price less underwriting discounts and commissions, for 30 days after the date of this prospectus supplement. We are not selling any shares of Common Stock under this prospectus supplement and will not receive any proceeds from the sale of the Shares by the selling stockholders.
Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TH.” On May 26, 2026, the last reported sale price of the shares of our Common Stock as reported on Nasdaq was $18.35 per share.
Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and page 6 of the accompanying prospectus to read about factors you should consider before investing in our Common Stock.
None of the Securities and Exchange Commission (the “Commission”), any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total(3)
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to the selling stockholders(2)	$	$

(1)
The selling stockholders will pay brokerage expenses, fees, and discounts, if any, in connection with this offering. We refer you to “Underwriting” beginning on page S-11 of this prospectus supplement for additional information regarding underwriting compensation.

(2)
We will not receive any proceeds from the sale of the Shares by the selling stockholders.

(3)
Assumes no exercise of the underwriters’ option to purchase additional shares of Common Stock as described above.

The underwriters expect to deliver the Shares on or about            , 2026.
Book-Running Managers
Morgan Stanley	Deutsche Bank Securities
Co-Managers
Northland Capital Markets Oppenheimer & Co. Stifel Texas Capital Securities
The date of this Prospectus Supplement is           , 2026

Prospectus Supplement
Prospectus
None of the Company, the selling stockholders or the underwriters has authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus, any free writing prospectus prepared by us or information to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. None of the Company, the selling stockholders or the underwriters has made an offer to sell the Shares in any jurisdiction where the offer to sell is not permitted.
You should assume that the information appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
For investors outside of the United States, none of the Company, the selling stockholders nor the underwriters has done anything that would permit the offering, possession or distribution of this prospectus supplement or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States.
You are required to inform yourselves about and to observe any restrictions relating to the offering of the Shares and the possession or the distribution of this prospectus supplement or any applicable free writing prospectus outside of the United States.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms on which the selling stockholders are offering and selling the Shares, including the names of the selling stockholders. The second part is the accompanying prospectus dated May 16, 2019, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains and incorporates by reference important business and financial information about us, our Common Stock, and other general information that may not apply to this offering. The accompanying prospectus also incorporates by reference documents that are described under “Information Incorporated by Reference” beginning on page S-21 of this prospectus supplement. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference herein, the information contained in the most recently dated document shall control.
Before you invest in our Common Stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus.
As used in this prospectus supplement, the terms “we,” “us,” “our,” the “Company” and “Target Hospitality” refer to Target Hospitality Corp., a Delaware corporation, and its consolidated subsidiaries unless otherwise expressly stated or the context otherwise requires.
We use various trademarks and tradenames in our business, including “Target Hospitality” and our corporate logo. All other trademarks or trade names referred to in this prospectus supplement or the accompanying prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus supplement or the accompanying prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. The words “estimates,” “expects,” “anticipates,” “believes,” “forecasts,” “plans,” “intends,” “may,” “will,” “should,” “shall,” “outlook,” “guidance” and variations of these words and similar expressions identify forward- looking statements, which are generally not historical in nature and relate to expectations for future financial performance or business strategies or objectives.
Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although we believe that these forward-looking statements are based on reasonable assumptions, we can give no assurance that any such forward-looking statement will materialize.
Important factors that may affect actual results or outcomes include, among others:
•
operational, economic, including inflation, political and regulatory risks;

•
our ability to effectively compete in the specialty rental accommodations and hospitality services industry, including growing the HFS-South, WHS, and Government segments (each as defined in our Annual Report on Form 10-K, incorporated by reference herein);

•
our ability to execute, expand, and manage WHS projects supporting critical mineral development, power generation, and data center infrastructure projects;

•
our ability to achieve margin improvement through the effective servicing of contracts in our WHS segment;

•
effective management, utilization, and performance, of our communities (including workforce hubs);

•
natural disasters and other business disruptions including outbreaks of epidemic or pandemic disease;

•
the duration of any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand;

•
the effect of changes in state building codes on marketing our buildings;

•
changes in demand within a number of key industry end-markets and geographic regions, including natural resources, critical minerals, and data center/AI infrastructure;

•
changes in customer capital spending, project schedules, or end-user demand that may result in delays, non-renewals, or cancellations of contracts, including the contract that is terminable for convenience in the Government segment;

•
our reliance on third party manufacturers, suppliers, and service providers;

•
our ability to attract and retain key personnel and maintain workforce availability for specialized hospitality and construction operations;

•
increases in raw material, food, labor, or other operating costs;

•
the effect of impairment charges on our operating results;

•
our future operating results fluctuating, failing to match performance or to meet expectations;

•
our exposure to various possible claims and the potential inadequacy of our insurance coverage;

•
unanticipated changes in our tax obligations;

•
our obligations under various laws and regulations, including those applicable to government contracts;

•
the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business;

•
our ability to successfully acquire and integrate new operations;

•
global, national, or local economic and political developments, including any changes in policy under the current or any future U.S. presidential administrations;

•
federal government budgeting and appropriations;

•
our ability to effectively manage our credit risk and collect on our accounts receivable;

•
our ability to fulfill our public company obligations;

•
cybersecurity threats, incidents, or failures of our management information systems; and

•
risks related to our liquidity, access to capital markets, and obligations under existing or future debt agreements, including compliance with financial covenants.

Any forward-looking statement speaks only at the date which it is made, and we undertake no obligation, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY
This summary highlights the more detailed information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of this offering, you should read this entire prospectus supplement and accompanying prospectus carefully, including the documents incorporated by reference herein, before making an investment decision. This prospectus supplement includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and “Cautionary Note Regarding Forward-Looking Statements” in the accompanying prospectus for more information.
Company Overview
We are one of the largest vertically integrated specialty rental and hospitality services companies in North America. We have an extensive network of geographically relocatable specialty rental accommodation units with 16,991 beds across 29 communities. A large portion of our specialty rental asset base is comprised of modular unit assets that are generally interchangeable across segments and geographies. We also operate 2 communities not owned or leased by the Company. A portion of our revenues is currently generated under contracts that include minimum revenue commitments, and nearly all of our revenues are earned through fully executed customer contracts. We expect to continue to enter into additional contracts that include minimum revenue commitments, and we expect these arrangements to comprise a larger share of our revenues going forward.
Recent Developments
On April 23, 2026, we closed a secondary offering of 8,050,000 shares of our Common Stock by the selling stockholders, pursuant to our shelf registration statement on Form S-3, at a price to the public of $14.00 per share. The Company did not sell any shares in the secondary offering and did not receive any proceeds therefrom.
Corporate Information
Our headquarters and principal executive offices are located at 9320 Lakeside Boulevard, Suite 300, The Woodlands, Texas 77381. Our telephone number is (800) 832-4242. Our website is www.targethospitality.com. The information on, or linked to, our website is not a part of this prospectus supplement and is not incorporated by reference into this prospectus supplement.

THE OFFERING
Common Stock offered by the selling stockholders:
7,000,000 shares of Common Stock.
Option to purchase additional shares:
The selling stockholders have granted the underwriters the option to purchase up to 1,050,000 additional shares of Common Stock, at the public offering price less underwriting discounts and commissions, for 30 days after the date of this prospectus supplement.
Common Stock outstanding after this offering:
99,585,466 shares of Common Stock (including if the underwriters exercise in full their option to purchase additional shares from the selling stockholders).
Use of proceeds:
We will not receive any proceeds from the sale of shares being sold in this offering including from any exercise by the underwriters of their option to purchase additional shares. The selling stockholders will receive all of the net proceeds from this offering.
The selling stockholders will bear the underwriting commissions and discounts, if any, attributable to their sale of our Common Stock in this offering, and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and one counsel for the selling stockholders and our independent registered public accountants. See “Use of Proceeds” and “Selling Stockholders” in this prospectus supplement.
Listing:
Our Common Stock is listed on Nasdaq under the symbol “TH.”
Risk factors
Investing in our Common Stock involves risks. You should carefully consider the information under “Risk Factors” elsewhere in this prospectus supplement and the accompanying prospectus before investing in our Common Stock.
U.S. federal income tax consequences:
For the U.S. federal income tax consequences of the holding and disposition of shares of our Common Stock, see “U.S. Federal Income Tax Considerations for Non-U.S. Holders” in this prospectus supplement.
The number of shares of our Common Stock outstanding after this offering is based on 99,585,466 shares of Common Stock outstanding as of May 26, 2026 and does not include 8,462,287 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under our equity compensation plans or future shares reserved for issuance under our equity compensation plans.
As of May 26, 2026, there were approximately 39 record holders of our Common Stock. This figure does not reflect the beneficial ownership of shares held in nominee name.
Except as expressly described herein, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 1,050,000 additional shares of Common Stock from the selling stockholders.
As a result of the sale of the shares in this offering, we will cease to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. We do not currently rely on any exemptions from Nasdaq’s corporate governance requirements based on our “controlled company” status.

RISK FACTORS
Investing in our Common Stock involves risks. Before you make a decision to invest in our Common Stock, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein, in the accompanying prospectus and the risks described under “Risk Factors” in Item 1A. of Part I of our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 11, 2026 (together with any changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and in our other filings with the SEC that are incorporated by reference into this prospectus supplement. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our Common Stock could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.
Risks Related to this Offering
Because a majority of the outstanding shares of our Common Stock are or will be, and the Shares of our Common Stock sold in this offering will be, freely tradable without restriction or further registration under the Securities Act, sales of a substantial number of shares of our Common Stock in the public market in and following this offering could cause the market price of our Common Stock to decline.
Sales of a substantial number of shares of our Common Stock in the public market in and following this offering, or the perception that such sales could occur, including sales by our existing stockholders, could cause the market price of our Common Stock to decline. All of the Shares of Common Stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act. As a result, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares to sell such shares in increments over time to mitigate any adverse impact of the sales on the market price of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to those of existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.
The historical market price of our Common Stock has been volatile and the market price of our Common Stock may continue to be volatile and the value of your investment may decline.
The historical market price of our Common Stock has been volatile and the market price of our Common Stock may continue to be volatile moving forward. Volatility may cause wide fluctuations in the price of our Common Stock on Nasdaq. The market price of our Common Stock is likely to be affected by:
•
changes in general conditions in the economy, geopolitical events or the financial markets;

•
commodity price volatility;

•
variations in our quarterly operating results;

•
changes in financial estimates by securities analysts;

•
our share repurchase or dividend policies;

•
other developments affecting us, our industry, customers or competitors;

•
changes in demand for our products or the prices we charge due to changes in economic conditions, competition or other factors;

•
general economic conditions in the markets where we operate;

•
the cyclical nature of our customers’ businesses and certain end markets that we service;

•
changes in response to competitive factors;

•
bankruptcy or insolvency of our customers, thereby reducing demand for our services;

•
changes in seasonal patterns for specialty rentals;

•
acquisitions or divestitures and related costs;

•
labor shortages, work stoppages or other labor difficulties;

•
possible unrecorded liabilities of acquired companies;

•
possible write-offs or exceptional charges due to changes in applicable accounting standards, goodwill impairment, or divestiture or impairment of assets;

•
the operating and stock price performance of companies that investors deem comparable to us;

•
the number of shares available for resale in the public markets under applicable securities laws; and

•
the composition of our stockholder base.

USE OF PROCEEDS
The selling stockholders will receive all of the net proceeds from the sale of Shares offered pursuant to this prospectus supplement. We will not receive any proceeds from the sale of Shares being sold in this offering. The selling stockholders will bear the underwriting commissions and discounts, if any, attributable to their sale of our Common Stock in this offering, and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus supplement, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and one counsel for the selling stockholders and our independent registered public accountants. See “Selling Stockholders” in this prospectus supplement.

SELLING STOCKHOLDERS
The following table and accompanying footnotes set forth, as of May 26, 2026, the following information regarding the selling stockholders:
•
the number and percentage of total outstanding shares of our Common Stock beneficially owned by each selling stockholder prior to this offering;

•
the number of Shares to be offered by each selling stockholder in this offering; and

•
the number and percentage of total outstanding shares of our Common Stock to be beneficially owned by each selling stockholder after completion of this offering.

The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.
The selling stockholders shown in the table below have furnished information with respect to beneficial ownership. We believe, based on the information furnished to us, that each selling stockholder has sole voting and investment power with respect to all shares of Common Stock that such selling stockholder beneficially owns. Unless otherwise described below, to our knowledge, none of the selling stockholders have held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus supplement. In addition, except as otherwise described below, based on the information provided to us by the selling stockholders, none of the selling stockholders are a broker-dealer or an affiliate of a broker-dealer.
Percentage ownership prior to the offering is based on 99,585,466 shares of our Common Stock outstanding as of May 26, 2026 (which does not treat as outstanding any shares of Common Stock issuable upon exercise of any of our outstanding warrants).
			Shares to be Sold in this Offering		Shares Beneficially Owned After the Offering
	Shares Beneficially Owned Prior to the Offering		Assuming No Exercise of the Underwriters’ Option	Assuming Full Exercise of the Underwriters’ Option	Assuming No Exercise of the Underwriters’ Option		Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Number	Percentage of Total Common Stock	Number	Number	Number	Percentage of Total Common Stock	Number	Percentage of Total Common Stock
Arrow Holdings S.à r.l.(1)	43,007,172	43.2%	5,321,164	6,119,339	37,686,008	37.8%	36,887,833	37.0%
MFA Global S.à r.l.(2)	13,568,831	13.6%	1,678,836	1,930,661	11,889,995	11.9%	11,638,170	11.7%

(1)
The business address of Arrow Holdings S.à r.l. (“Arrow Holdings”) is 25C, Boulevard Royal, 2449, Luxembourg. Reflects shares of Common Stock held by Arrow Holdings. TDR Capital is manager of the investment fund which is the ultimate beneficial owner of Arrow Holdings. TDR Capital controls all of Arrow Holdings’ voting rights in respect of its investments and no one else has equivalent control over the investments. The investors in Arrow Holdings are passive investors (as they are limited partners) and no investor directly or indirectly beneficially owns 20% or more of the shares or voting rights through their investment in Arrow Holdings. TDR Capital is managed by its management committee (which is comprised of certain partners of the firm) with investment decisions made by its investment committee (which, in relation to the Company, is comprised of one of the Founders, the Managing Partners and the Chief Operating Officer of TDR Capital). Does not reflect the distribution by Arrow Holdings of 914,580 shares of Common Stock to certain of its limited partners, which is expected to occur on May 28, 2026.
(2)
The business address of MFA Global S.à r.l. (“MFA Global”) is 25C, Boulevard Royal, 2449 Luxembourg. Reflects shares of Common Stock held by MFA Global as successor in interest to Algeco Investments B.V. TDR Capital is the manager of the investment fund that is the ultimate beneficial owner of MFA Global and is the controlling shareholder of the group of entities forming the direct and indirect ownership chain from MFA Global to the investment fund of which TDR Capital is the manager. TDR Capital controls the majority of MFA Global’s voting rights in respect of its investment and no one else has equivalent control over the investments. TDR Capital is managed by its management committee (which is comprised of certain partners of the firm) with investment decisions made by its investment committee (which, in relation to the Company, is comprised of one of the Founders, the Managing Partners and the Chief Operating Officer of TDR Capital). Does not reflect the distribution by MFA Global of 288,554 shares of Common Stock to certain of its limited partners, which is expected to occur on May 28, 2026.

Relationships with the Selling Stockholders
Without giving effect to this offering, as of May 26, 2026, Arrow Holdings and MFA Global, each of which is controlled by TDR Capital, together beneficially owned approximately 56.8% of the issued and outstanding shares of our Common Stock. After giving effect to this offering, Arrow Holdings and MFA Global will beneficially own approximately 49.7% of the issued and outstanding shares of our Common Stock (or approximately 48.7% if the underwriters exercise their option to purchase additional shares in full).

UNDERWRITING
Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. are acting as representatives (the “representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the representatives, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.
Underwriter	Number of Shares
Morgan Stanley & Co LLC
Deutsche Bank Securities Inc.
Northland Securities, Inc.
Oppenheimer & Co. Inc.
Stifel, Nicolaus & Company, Incorporated
TCBI Securities, Inc., doing business as Texas Capital Securities
Total
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $        per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$
The expenses of the offering, not including the underwriting discount, are estimated at $      and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $15,000.
Option to Purchase Additional Shares
The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,050,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
In connection with a prior offering of our common stock (the “Prior Offering”), we, the selling stockholders, and our executive officers and directors agreed with the underwriters in a series of Lock-Up Agreements (the “Existing Lock-Up Agreements”), not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock during the period from April 21, 2026 continuing through the 90th day thereafter, except with the prior written consent of Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly
•
offer, pledge, sell or contract to sell any common stock,

•
sell any option or contract to purchase any common stock,

•
purchase any option or contract to sell any common stock,

•
grant any option, right or warrant for the sale of any common stock,

•
lend or otherwise dispose of or transfer any common stock, or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

In connection with this offering, Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. have agreed to release certain of the lock-up restrictions described above, with respect to the sale of up to 8,050,000 shares of our common stock (including the 1,050,000 additional shares of common stock pursuant to the underwriters’ option to purchase additional shares) in this offering that are held by the selling stockholders and the making of any related filings with the Commission, provided that the release of shares of the Company’s common stock held by the selling stockholders is limited to the shares actually sold in this offering.
The selling stockholders have informed us that, in connection with the Prior Offering, they intend to distribute shares of common stock to certain limited partners, at the election of such parties, on May 28, 2026. Further, the selling stockholders have informed us that they intend to distribute additional shares of common stock to certain limited partners, at the election of such parties, upon completion of this offering. Such distributions will not be prohibited by the Existing Lock-Up Agreements but the recipients of such distributed shares of common stock will receive such shares subject to the conditions of the Existing Lock-Up Agreements.
Nasdaq Listing
The shares are listed on Nasdaq under the symbol “TH.”
Price Stabilization, Short Positions
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Passive Market Making
In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no Shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that the Shares may be offered to the public in that Relevant State at any time:
(a)
to any qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, supplement a prospectus pursuant to Article 23 of the Prospectus Regulation or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
No Shares have been offered or will be offered to the public in the United Kingdom except that the Shares may be offered to the public in the United Kingdom at any time:
(a)
where the offer is conditional on the admission of the Shares to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR);

(b)
to any qualified investor as defined under paragraph 15 of Schedule 1 of the POATR;

(c)
to fewer than 150 persons (other than qualified investors as defined under paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of the underwriters for any such offer; or

(d)
in any other circumstances falling within Part 1 of Schedule 1 of the POATR.

For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in the United Kingdom means the communication to any person which presents sufficient information on: (a) the Shares to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the Shares and the expression “POATR” means the Public Offers and Admissions to Trading Regulations 2024.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an exempt offer which is not subject to any form of regulation or approval by the Dubai Financial Services Authority (the “DFSA”). The DFSA has not approved this prospectus nor has any responsibility for reviewing or verifying any document or other documents in connection with this offering. Accordingly, the DFSA has not approved this prospectus or any other associated documents nor taken any steps to verify the information set out in this prospectus, and has no responsibility for it.
The Shares have not been offered and will not be offered to any persons in the DIFC except on the basis that an offer is:
(i)
an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the DFSA Rulebook; and

(ii)
made only to persons who meet the “Deemed Professional Client” criteria set out in Rule 2.3.4 of the Conduct of Business (COB) module of the DFSA Rulebook, who are not natural persons.

Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public within the meaning of the CO or SFO. No advertisement, invitation or document relating to the Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong

Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
The Shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Canada
The Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus(including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock by a Non-U.S. Holder (as defined below) that holds our Common Stock as a capital asset (generally, property held for investment). This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder (“Regulations”), judicial decisions, administrative pronouncements, and other relevant applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).
This discussion does not address all U.S. federal income tax considerations that may be applicable to Non-U.S. Holders in light of their particular circumstances or Non-U.S. Holders subject to special treatment under U.S. federal income tax law, such as:
•
banks, insurance companies and other financial institutions;

•
dealers or traders in securities;

•
certain former citizens or residents of the United States;

•
persons that elect to mark their securities to market;

•
persons holding our Common Stock as part of a straddle, conversion, or other integrated transaction;

•
persons who acquired shares of our Common Stock as compensation or otherwise in connection with the performance of services;

•
controlled foreign corporations;

•
passive foreign investment companies; and

•
tax-exempt organizations.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations. Non-U.S. Holders should consult their tax advisors regarding the tax considerations to them of owning and disposing of our Common Stock in light of their particular circumstances.
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our Common Stock (other than an owner treated as a partnership for U.S. federal income tax purposes) and that, for U.S. federal income tax purposes, is not:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. Persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the entity. Partners in a partnership should consult their tax advisors regarding the tax considerations of an investment in our Common Stock.
Distributions on Our Common Stock
If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our Common Stock, the distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of the distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a return of capital to the extent of the Non-U.S. holder’s adjusted tax basis in our Common Stock and then as gain from the disposition of our Common Stock, the tax treatment of which is discussed below under “— Sale, Exchange, or Other Disposition of Our Common Stock.”
The gross amount of dividends paid to a Non-U.S. Holder with respect to our Common Stock will generally be subject to withholding tax at a rate of 30% unless (i) the Non-U.S. Holder timely provides a duly completed and executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E certifying as to its eligibility for a lower rate of withholding under an applicable income tax treaty or (ii) the Non-U.S. Holder timely provides a duly completed and executed IRS Form W-8ECI certifying that the dividends are effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States). In the latter case, the Non-U.S. Holder will generally be subject to U.S. federal income tax with respect to such dividends on a net income basis in the same manner as if the Non-U.S. Holder were a United States person (as defined under the Code). A corporate Non-U.S. Holder may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Sale, Exchange, or Other Disposition of Our Common Stock
A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange, or other disposition of our Common Stock unless:
•
such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case, the Non-U.S. Holder will generally be subject to U.S. federal income tax on the gain on a net income basis as if the Non-U.S. Holder were a United States person (as defined under the Code) and, in the case of a corporate Non-U.S. Holder, may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items;

•
the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case the gain will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which gain may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, provided the Non-U.S, Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
we are or become a United States real property holding corporation (as defined in section 897(c) of the Code, a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, and either (i) our Common Stock is not regularly traded on an established securities market, or (ii) the Non-U.S. Holder has owned or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, more than 5% of our Common Stock. We believe that we are not a USRPHC for U.S. federal income tax purposes and we do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or that we will not become a USRPHC in the future.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld.
In addition, information reporting and, in certain circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Common Stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
FATCA Withholding
Certain rules may require withholding at a rate of 30% on dividends in respect of our Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the IRS. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our Common Stock.
This discussion of U.S. federal income tax considerations is not intended to be, and should not be construed to be, tax advice. Each prospective investor should consult a tax advisor regarding the particular U.S. federal, state, local, and foreign tax considerations applicable to the ownership and disposition of our Common Stock in light of its particular circumstances.

LEGAL MATTERS
We have been represented by Allen Overy Shearman Sterling US LLP, New York, New York, with respect to legal matters of U.S. federal securities law and New York state law. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. The selling stockholders have been represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, London, United Kingdom and New York, New York.
EXPERTS
The consolidated financial statements of the Company incorporated in this prospectus supplement by reference to the Company’s Annual Report (Form 10-K) for the year ended December 31, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Commission a registration statement on Form S-3, which includes exhibits and schedules, under the Securities Act with respect to the Common Stock offered pursuant to this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement because parts of the registration statement have been omitted as permitted by rules and regulations of the Commission. We refer you to the registration statement (including the accompanying prospectus) and its exhibits for further information about us and our securities. The Commission maintains a website at http://www.sec.gov that contains the registration statement and other reports, proxy and information statements and information that we will file electronically with the Commission.
We file annual, quarterly and current reports, proxy statements and other information with the Commission. We make these filings available on our website once they are filed with the Commission. Information on or connected to our website should not be considered part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein. In addition, we will provide electronic or paper copies of our filings free of charge upon request. You may read and copy any document we file with the Commission on the Commission’s website at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE
The rules of the Commission allow us to incorporate information into this prospectus supplement by reference. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the Commission will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of this offering:
•
our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on March 11, 2026 (including information specifically incorporated by reference into such Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 7, 2026);

•
our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 11, 2026; and

•
our Current Reports on Form 8-K (to the extent “filed” and not “furnished”), filed with the Commission on January 13, 2026, January 27, 2026, March 3, 2026, March 11, 2026 (current report filed under Item 5.02 and related exhibits filed under Item 9.01, SEC Accession No: 0001104659-26-026445), April 22, 2026, May 7, 2026 and May 21, 2026.

If we have incorporated by reference any statement or information in this prospectus supplement and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.
You can obtain any of the filings incorporated by reference into this prospectus supplement through us or from the Commission through the Commission’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement. You should direct requests for those documents to:
Target Hospitality Corp.
9320 Lakeside Boulevard, Suite 300
The Woodlands, TX 77381
Attention: Executive Vice President, General Counsel and Secretary
Phone: (800) 832-4242
Our Annual Report on Form 10-K for the year ended December 31, 2025 and other reports and documents incorporated by reference herein may also be found in the “Investor Relations” section of our website at https://investors.targethospitality.com/home. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or any registration statement of which it forms a part.
Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

PROSPECTUS
TARGET HOSPITALITY CORP.
82,911,327 Shares of Common Stock
The selling stockholders named in this prospectus (the “Selling Stockholders”) may offer and sell from time to time up to 82,911,327 shares of our common stock, par value $0.0001 per share (“Common Stock”), covered by this prospectus. Of these shares, 74,786,327 are subject to restrictions on transfer until September 11, 2019 and 8,125,000 are subject to restrictions on transfer until March 15, 2020 or earlier upon the occurrence of certain events, as described herein in the section entitled “Selling Stockholders — Material Relationships with the Selling Stockholders — Transactions Related to the Business Combination.” We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders pursuant to this prospectus.
Our registration of the shares of Common Stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares of Common Stock. The Selling Stockholders may sell the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. The Selling Stockholders will bear all fees, discounts, concessions or commissions of broker-dealers or agents in connection with the offering of the shares by the Selling Stockholders. We provide more information about how the Selling Stockholders may sell the shares of Common Stock in the section entitled “Plan of Distribution.”
Our Common Stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TH.” On April 9, 2019, the last reported sales price of the Common Stock was $9.99 per share.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. You should carefully consider the information discussed under the section entitled “Risk Factors” on page 6 of this prospectus before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 16, 2019.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus (or the date of the document incorporated by reference into this prospectus).

ABOUT THIS PROSPECTUS
Unless the context indicates otherwise, references in this prospectus to “Target Hospitality,” “Target Hospitality Corp.,” the “Company,” “we,” “us,” “our” and similar terms refer to Target Hospitality Corp. on or after March 15, 2019. References to “we,” “us,” “our” and “Platinum Eagle” refer to Platinum Eagle Acquisition Corp., our legal predecessor, prior to the consummation of the business combination with Target Logistics Management, LLC (“Target”) and RL Signor Holdings, LLC (“Signor”) on March 15, 2019 (the “Business Combination”).
For additional information on the pro forma financial information presented in this prospectus, see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” attached as Exhibit 99.5 to our Current Report on Form 8-K, filed with the SEC on March 21, 2019 (the “Closing 8-K”).
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the shares of Common Stock described in this prospectus in one or more offerings. A prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with additional information described under the heading “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not making offers to sell or solicitations to buy shares of our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This prospectus and the information incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements, including statements about the ModSpace Acquisition and the related financing transactions, relate to expectations for future financial performance, business strategies or expectations for our business. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Specifically, forward- looking statements may include statements relating to:
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operational, economic, political and regulatory risks;

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our ability to effectively compete in the specialty rental accommodations and hospitality services industry;

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effective management of our communities;

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natural disasters and other business disruptions;

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the effect of changes in state building codes on marketing our buildings;

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changes in demand within a number of key industry end-markets and geographic regions;

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our reliance on third party manufacturers and suppliers;

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failure to retain key personnel;

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increases in raw material and labor costs;

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the effect of impairment charges on our operating results;

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our inability to recognize deferred tax assets and tax loss carry forwards;

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our future operating results fluctuating, failing to match performance or to meet expectations;

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our exposure to various possible claims and the potential inadequacy of our insurance;

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unanticipated changes in our tax obligations;

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our obligations under various laws and regulations;

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the effect of litigation, judgments, orders or regulatory proceedings on our business;

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our ability to successfully acquire and integrate new operations;

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global or local economic movements;

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our ability to effectively manage our credit risk and collect on our accounts receivable;

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Target Hospitality’s ability to fulfill its public company obligations;

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any failure of our management information systems;

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our ability to meet our debt service requirements and obligations;

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risks related to our wholly-owned subsidary Arrow Bidco, LLC’s (“Arrow Bidco”) obligations under its $340,000,000 aggregate principal amount of 9.50% senior secured notes due 2024 (the “Notes”) and its $125 million senior secured asset based revolving credit facility (the “New ABL Facility”); and

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other risks and uncertainties described in the Closing 8-K, which is incorporated herein by reference

Our forward-looking statements speak only as of the date and time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

INFORMATION ABOUT TARGET HOSPITALITY CORP.
This summary highlights selected information contained in this prospectus and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.”
The Company
We are the largest vertically integrated specialty rental and hospitality services company in the United States. We own an extensive network of geographically relocatable specialty rental accommodation units with approximately 12,000 beds across 20 sites. The majority of our revenues are generated under multi-year “take-or-pay” contracts which provide visibility to future earnings and cash flows. We believe our customers enter into contracts with us because of our differentiated scale and ability to deliver premier accommodations and in-house culinary and hospitality services across many key geographies in which they operate. Our specialty rental services, which include accommodations and ancillary services such as housekeeping and security, comprised 64% of our pro forma revenue for the year ended December 31, 2018. Our catering and other offerings provided the remaining 36% of pro forma revenue for the year ended December 31, 2018. For the year ended December 31, 2018, we generated pro forma revenues of $301.8 million.
Our company is comprised of two leading businesses in the sector, Target and Signor. Signor was founded in 1990, and Target, though initially founded in 1978, began operating as a specialty rental and hospitality services company in 2006. Our company operates across the U.S. and serves some of the country’s highest producing oil and gas basins. We also own and operate the largest family residential center in the U.S., serving asylum-seeking women and children. Using the “Design, Develop, Build, Own, Operate, and Maintain” (“DDBOOM”) business model, we provide comprehensive turnkey solutions to customers’ unique needs, from the initial planning stages through the full cycle of development and ongoing operations. We provide cost-effective and customized specialty rental accommodations, culinary services and hospitality solutions, including site design, construction, operations, security, housekeeping, catering, concierge services and health and recreation facilities. We deliver end-to-end essential facilities and hospitality services across several end markets in the U.S. and are known for high quality accommodations and vertically integrated hospitality services.
Background
Target Hospitality Corp. was originally known as Platinum Eagle Acquisition Corp. (“Platinum Eagle”) and was a blank check company incorporated on July 12, 2017 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On March 12, 2019, we discontinued our existence as a Cayman Islands exempted company under the Cayman Islands Companies Law (2018 Revision) and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued our existence under the DGCL as a corporation incorporated in the State of Delaware (the “Domestication”). Thereafter, on March 15, 2019, the Company changed its name to Target Hospitality in accordance with the terms of: (i) the agreement and plan of merger, dated as of November 13, 2018, as amended on January 4, 2019 (the “Signor Merger Agreement”), by and among Platinum Eagle, Signor Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Platinum Eagle and sister company to the Holdco Acquiror (as defined below) (“Signor Merger Sub”), Arrow Holdings S.a. r.l., a Luxembourg soci´et´e a` responsabilit´e limit´ee (the “Arrow Seller”) and Signor Parent (as defined below), and (ii) the agreement and plan of merger, dated as of November 13, 2018, as amended on January 4, 2019 (the “Target Merger Agreement” and, together with the Signor Merger Agreement, the “Merger Agreements”), by and among Platinum Eagle, Topaz Holdings LLC, a Delaware limited liability company (the “Holdco Acquiror”), Arrow Bidco, Algeco Investments B.V., a Netherlands besloten vennotschap (the “Algeco Seller”) and Target Parent (as defined below). Pursuant to the Merger Agreements, Platinum Eagle, through its wholly-owned subsidiary, the Holdco Acquiror, acquired all of the issued and outstanding equity interests of Arrow Parent Corp., a Delaware corporation (“Signor Parent”) and owner of Arrow

Bidco, the owner of Signor, from the Arrow Seller, and all of the issued and outstanding equity interests of Algeco US Holdings LLC, a Delaware limited liability company (“Target Parent”) and owner of Target, from the Algeco Seller. The transactions contemplated by the Merger Agreements are herein after referred to as the “Business Combination.”
On the effective date of the Domestication, our then issued and outstanding Class A ordinary shares and Class B ordinary shares automatically converted by operation of law, on a one-for-one basis, into shares of our Class A common stock (“Class A common stock”) and Class B common stock (“Class B common stock”), respectively, and our outstanding Warrants automatically became warrants to acquire the corresponding number of shares of Class A common stock. On the closing date of the Business Combination (the “Closing Date”), each of our then currently issued and outstanding shares of Class B common stock automatically converted, on a one-for-one basis, into shares of Class A common stock, in accordance with the terms of our Delaware certificate of incorporation (the “Interim Domestication Charter”). Immediately thereafter, each of our issued and outstanding shares of Class A common stock automatically converted by operation of law, on a one-for-one basis, into shares of Common Stock. Similarly, all of our outstanding Warrants to acquire shares of Class A common stock became warrants to acquire the corresponding number of shares of Common Stock and no other changes were made to the terms of any outstanding Warrants. The rights of holders of our Common Stock are now governed by our amended and restated certificate of incorporation (the “Charter”), our Delaware bylaws and the DGCL, each of which is described in the Closing 8-K.
Additional Information
Our principal executive offices are located at 2170 Buckthorne Place, Suite 440, The Woodlands, TX 77380. Our telephone number is (800) 832-4242. Our website address is www.targethospitality.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth and incorporated by reference herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.
Risks Related to Our Business
Operational Risks
Our operations are and will be exposed to operational, economic, political and regulatory risks.
Our operations could be affected by economic, political and regulatory risks. These risks include:
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multiple regulatory requirements that are subject to change and that could restrict our ability to build and operate our communities and other sites;

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inflation, recession, fluctuations in interest rates;

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compliance with applicable export control laws and economic sanctions laws and regulations;

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trade protection measures, including increased duties and taxes, and import or export licensing requirements;

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price controls;

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ownership regulations;

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compliance with applicable antitrust and other regulatory rules and regulations relating to potential future acquisitions;

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different local product preferences and product requirements;

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pressures on management time and attention due to the complexities of overseeing diverse operations;

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challenges in maintaining, staffing and managing national operations;

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different labor regulations;

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potentially adverse consequences from changes in or interpretations of tax laws;

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political and economic instability;

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enforcement of remedies in various jurisdictions;

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the risk that the business partners upon whom we depend for technical assistance or management and acquisition expertise will not perform as expected;

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the potential impact of collective bargaining or other union activities if our employees were to unionize in the future; and

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differences in business practices that may result in violation of our policies including but not limited to bribery and collusive practices.

These and other risks could have a material adverse effect on our business, results of operations and financial condition.

We face significant competition as a provider of accommodation and hospitality services in the specialty rental sector. If we are unable to compete successfully, we could lose customers and our revenue and profitability could decline.
Although our competition varies significantly by market, the accommodation and hospitality services industry, in general, is highly competitive. We compete on the basis of a number of factors, including equipment availability, quality, price, service, reliability, appearance, functionality and delivery terms. We may experience pricing pressures in our operations in the future as some of our competitors seek to obtain market share by reducing prices. We may also face reduced demand for our products and services if our competitors are able to provide new or innovative products or services that better appeal to our potential customers. In each of our current markets, we face competition from national, regional and local companies who have an established market position in the specific service area. We expect to encounter similar competition in any new markets that we may enter. Some of our competitors may have greater market share, less indebtedness, greater pricing flexibility, more attractive product or service offerings, or superior marketing and financial resources. Increased competition could result in lower profit margins, substantial pricing pressure, and reduced market share. Price competition, together with other forms of competition, may materially adversely affect our business, results of operations, and financial condition.
We depend on several significant customers. The loss of one or more such customers or the inability of one or more such customers to meet their obligations could adversely affect our results of operations.
We depend on several significant customers. The majority of our customers operate in the energy industry. For a more detailed explanation of our customers, see the section of the Closing 8-K entitled “Business.” The loss of any one of our largest customers in any of our business segments or a sustained decrease in demand by any of such customers could result in a substantial loss of revenues and could have a material adverse effect on our results of operations. In addition, the concentration of customers in the industries in which we operate may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions.
As a result of our customer concentration, risks of nonpayment and nonperformance by our counterparties are a concern in our business. We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Many of its customers finance their activities through cash flow from operations, the incurrence of debt, or the issuance of equity. Additionally, many of our customers’ equity values have declined and could decline further. The combination of lower cash flow due to commodity prices, a reduction in borrowing bases under reserve-based credit facilities, and the lack of available debt or equity financing may continue to result in a significant reduction in our customers’ liquidity and could impair their ability to pay or otherwise perform on their obligations to it. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us. The inability or failure of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results.
Our business depends on the quality and reputation of the Company and its communities, and any deterioration in such quality or reputation could adversely impact its market share, business, financial condition or results of operations.
Many factors can influence our reputation and the value of our communities, including quality of services, food quality and safety, availability and management of scarce natural resources, supply chain management, diversity, human rights and support for local communities. In addition, events that may be beyond our control could affect the reputation of one or more of its communities or more generally impact the reputation of the Company, including protests directed at government immigration policies, violent incidents at one or more communities or other sites or criminal activity. Reputational value is also based on perceptions, and broad access to social media makes it easy for anyone to provide public feedback that can influence perceptions of Target Hospitality and its communities, and it may be difficult to control or effectively manage negative publicity, regardless of whether it is accurate. While reputations may take decades to build, negative incidents can quickly erode trust and confidence, particularly if they result in adverse mainstream and social media publicity, governmental investigations or penalties, or litigation. Negative incidents could lead to tangible adverse effects on our business, including customer boycotts, loss of customers, loss of development opportunities or employee retention and recruiting difficulties. A decline in the reputation or perceived quality of our communities or corporate image could negatively affect its market share, reputation, business, financial condition or results of operations.
We derive a substantial portion of our revenue from the operation of the South Texas Family Residential Center for the U.S. government through a subcontract with a government contractor. The loss of, or a significant decrease in revenues from, this customer could seriously harm our financial condition and results of operations.
We derive a significant portion of our revenues from our subcontract with a government contractor for the operation of the South Texas Family Residential Center for the U.S. government. These revenues depend on the U.S. government and its contractors receiving sufficient funding and providing it with timely payment under the terms of our contract. If the applicable government entity does not receive sufficient appropriations to cover its contractual obligations, it may delay or reduce payment to its contractors and, as a result, our government contractor customer may delay or reduce payments to or terminate its contract with us. Any future impasse or struggle impacting the federal government’s ability to reach agreement on the federal budget, debt ceiling or any future federal government shut downs could result in material payment delays, payment reductions or contract terminations. Additionally, our current and potential future government contractor customers may request in the future that we reduce our contract rates or forego increases to those rates as a way for those contractors to control costs and help their government customers to control their spending and address their budgetary shortfalls. For additional information regarding our operation of the South Texas Family Residential Center, see “Business — Business Operations — Government Services” in the Closing 8-K.
The U.S. government and, by extension, our U.S. government contractor customer, may also from time to time adopt, implement or modify certain policies or directives that may adversely affect our business. For example, while the U.S. government is currently using private immigration detention sites like the South Texas Family Residential Center, federal, state or local governmental partners may in the future choose to undertake a review of their utilization of privately operated facilities, or may cancel or decide not to renew existing contracts with their government contractors, who may, in turn, cancel or decide not to renew their contracts with us. Changes in government policy, the election of a new administration or other changes in the political landscape relating to immigration policies may similarly result in a decline in our revenues in the Government Services segment. In addition, lawsuits, to which we are not a party, have challenged the U.S. government’s policy of detaining migrant families, and government policies with respect to family immigration may impact the demand for the South Texas Family Residential Center and any facilities that we may operate in the future. Any court decision or government action that impacts our existing contract for the South Texas Family Residential Center or any future contracts for similar facilities could materially affect our cash flows, financial condition and results of operations.
Our oil and gas customers are exposed to a number of unique operating risks and challenges which could also adversely affect us.
We could be impacted by disruptions to our customers’ operations caused by, among other things, any one of or all of the following singularly or in combination:
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U.S. and international pricing and demand for the natural resources being produced at a given project (or proposed project);

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unexpected problems, higher costs and delays during the development, construction, and project start-up which may delay the commencement of production;

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unforeseen and adverse geological, geotechnical, and seismic conditions;

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lack of availability of sufficient water or power to maintain their operations;

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lack of availability or failure of the required infrastructure necessary to maintain or to expand their operations;

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the breakdown or shortage of equipment and labor necessary to maintain their operations;

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risks associated with the natural resource industry being subject to various regulatory approvals. Such risks may include a government agency failing to grant an approval or failing to renew an existing approval, or the approval or renewal not being provided by the government agency in a timely manner or the government agency granting or renewing an approval subject to materially onerous conditions. For example, the Keystone XL project requires various permits from state and federal authorities that have been delayed as a result of various legal and regulatory challenges;
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risks to land titles and use thereof as a result of native title claims;

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interruptions to the operations of our customers caused by industrial accidents or disputes; and

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delays in or failure to commission new infrastructure in timeframes so as not to disrupt customer operations.

We may be adversely affected if customers reduce their accommodations and hospitality services outsourcing.
Our business and growth strategies depend in large part on customers outsourcing some or all of the services that we provides. We cannot be certain that these customer preferences for outsourcing will continue or that customers that have outsourced accommodations will not decide to perform these functions themselves or only outsource accommodations during the development or construction phases of their projects. In addition, labor unions representing customer employees and contractors may oppose outsourcing accommodations to the extent that the unions believe that third-party accommodations negatively impact union membership and recruiting. The reversal or reduction in customer outsourcing of accommodations could negatively impact our financial results and growth prospects.
Our failure to retain our current customers, renew existing customer contracts, and obtain new customer contracts, or the termination of existing contracts, could adversely affect our business.
Our success depends on our ability to retain our current customers, renew or replace our existing customer contracts, and obtain new business. Our ability to do so generally depends on a variety of factors, including overall customer expenditure levels and the quality, price and responsiveness of our services, as well as our ability to market these services effectively and differentiate ourself from our competitors. We cannot assure you that we will be able to obtain new business, renew existing customer contracts at the same or higher levels of pricing, or at all, or that our current customers will not turn to competitors, cease operations, elect to self-operate, or terminate contracts with us. In the context of a potential depressed commodity price environment, our customers may not renew contracts on terms favorable to it or, in some cases, at all, and we may have difficulty obtaining new business. Additionally, several contracts have clauses that allow termination upon the payment of a termination fee. As a result, our customers may choose to terminate their contracts. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. Further, certain of our customers may not reach positive final investment decisions on projects with respect to which we have been awarded contracts to provide related accommodation, which may cause those customers to terminate the contracts. Customer contract cancellations, the failure to renew a significant number of our existing contracts, or the failure to obtain new business would have a material adverse effect on our business, results of operations and financial condition.
Our operations could be subject to natural disasters and other business disruptions, which could materially adversely affect our future revenue and financial condition and increase its costs and expenses.
Our operations could be subject to natural disasters and other business disruptions such as fires, floods, hurricanes, earthquakes and terrorism, which could adversely affect its future revenue and financial condition and increase its costs and expenses. For example, extreme weather, particularly periods of high rainfall, tornadoes, or extreme cold, in any of the areas in which we operate may cause delays in our community construction activities or result in the cessation of customer operations at one or more communities for an extended period of time. See “— Risks Relating to Our Business — We are exposed to various possible claims relating to our business and our insurance may not fully protect us.” See “Target Parent and Signor Parent’s Combined Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Results of Operations — Natural Disasters or Other Significant Disruption” in the Closing 8-K. In addition, the occurrence and threat of terrorist attacks may directly or indirectly affect economic conditions, which could in turn adversely affect demand for our communities and services. In the event of a major natural or man-made disaster, we could experience loss of life of our employees, destruction of our communities or other sites, or business interruptions, any of which may materially adversely affect our business. If any of our communities were to experience a catastrophic loss, it could disrupt our operations, delay services, staffing and revenue recognition, and result in expenses to repair or replace the damaged facility not covered by asset, liability, business continuity or other insurance contracts. Also, we could face significant increases in premiums or losses of coverage due to the loss experienced during and associated with these and potential future natural or man-made disasters that may materially adversely affect our business. In addition, attacks or armed conflicts that directly impact one or more of our properties or facilities could significantly affect our ability to operate those properties or communities and thereby impair our results of operations.
More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the global economy and worldwide financial markets. Any of these occurrences could have a material adverse effect on our business, results of operations and financial condition.
Construction risks exist which may adversely affect our results of operations.
There are a number of general risks that might impinge on companies involved in the development, construction and installation of facilities as a prerequisite to the management of those assets in an operational sense. We are exposed to the following risks in connection with our construction activities:
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the construction activities of our accommodations are partially dependent on the supply of appropriate construction and development opportunities;

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development approvals, slow decision making by counterparties, complex construction specifications, changes to design briefs, legal issues, and other documentation changes may give rise to delays in completion, loss of revenue, and cost over-runs which may, in turn, result in termination of accommodation supply contracts;

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other time delays that may arise in relation to construction and development include supply of labor, scarcity of construction materials, lower than expected productivity levels, inclement weather conditions, land contamination, cultural heritage claims, difficult site access, or industrial relations issues;

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objections to our activities or those of our customers aired by aboriginal or community interests, environment and/or neighborhood groups which may cause delays in the granting or approvals and/or the overall progress of a project;

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where we assume design responsibility, there is a risk that design problems or defects may result in rectification and/or costs or liabilities which we cannot readily recover; and

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there is a risk that we may fail to fulfill our statutory and contractual obligations in relation to the quality of our materials and workmanship, including warranties and defect liability obligations.

Due to the nature of the natural resources industry, our business may be adversely affected by periods of low oil, or natural gas prices or unsuccessful exploration results may decrease customers’ spending and therefore our results.
Commodity prices have been and are expected to remain volatile. This volatility causes oil and gas companies to change their strategies and expenditure levels. Prices of oil and natural gas can be influenced by many factors, including reduced demand due to lower global economic growth, surplus inventory, improved technology such as the hydraulic fracturing of horizontally drilled wells in shale discoveries, access to potential productive regions, and availability of required infrastructure to deliver production to the marketplace. For example, in late 2014 through early 2016, there was a significant drop in the price of oil as a result of reduced demand in global markets and oversupply. As a result, our oil and gas customers reduced expenditures, reduced rig counts, and cut costs which in turn, resulted in lower occupancy in the our facilities in the Bakken.
The carrying value of our communities could be reduced by extended periods of limited or no activity by its customers, which would require us to record impairment charges equal to the excess of the carrying value of the communities over fair value. For the year ended December 31, 2018, we recorded an impairment charge of $15.3 million in connection with certain of our asset groups located in Canada and the Bakken. We may incur asset impairment charges in the future, which charges may affect negatively our results of operations and financial condition.
Demand for our products and services is sensitive to changes in demand within a number of key industry end-markets and geographic regions.
Our financial performance is dependent on the level of demand for our facilities and services, which is sensitive to the level of demand within various sectors, in particular, the energy and natural resources and government end-markets. Each of these sectors is influenced not only by the state of the general global economy but by a number of more specific factors as well. For example, demand for workforce accommodations within the energy and resources sector may be materially adversely affected by a decline in global energy prices. Demand for our facilities and services may also vary among different localities or regions. The levels of activity in these sectors and geographic regions may also be cyclical, and we may not be able to predict the timing, extent or duration of the activity cycles in the markets in which we or our key customers operate. A decline or slowed growth in any of these sectors or geographic regions could result in reduced demand for our products and services, which may materially adversely affect our business, results of operations, and financial condition.
Decreased customer expenditure levels could adversely affect our results of operations.
Demand for our services is sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and gas companies. The oil and gas industries’ willingness to explore, develop, and produce depends largely upon the availability of attractive resource prospects and the prevailing view of future commodity prices. Prices for oil and gas are subject to large fluctuations in response to changes in the supply of and demand for these commodities, market uncertainty, and a variety of other factors that are beyond our control. Accordingly, a sudden or long-term decline in commodity pricing would have a material adverse effect on our business, results of operations and financial condition.
Additionally, the potential imposition of new regulatory requirements, including climate change legislation, could have an impact on the demand for and the cost of producing oil and natural gas in the regions where we operate. Many factors affect the supply of and demand for oil, natural gas and other resources and, therefore, influence product prices, including:
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the level of activity in US shale development;

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the availability of economically attractive oil and natural gas field prospects, which may be affected by governmental actions or environmental activists which may restrict development;

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the availability of transportation infrastructure for oil and natural gas, refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

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global weather conditions and natural disasters;

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worldwide economic activity including growth in developing countries, such as China and India;

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national government political requirements, including the ability of the Organization of Petroleum Exporting Companies (“OPEC”) to set and maintain production levels and prices for oil and government policies which could nationalize or expropriate oil and natural gas exploration, production, refining or transportation assets;

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the level of oil and gas production by non-OPEC countries;

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rapid technological change and the timing and extent of energy resource development, including liquid natural gas or other alternative fuels;

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environmental regulation; and

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U.S. and foreign tax policies.

Our business is contract intensive and may lead to customer disputes or delays in receipt of payments.
Our business is contract intensive and we are party to many contracts with customers. We periodically review our compliance with contract terms and provisions. If customers were to dispute our contract determinations, the resolution of such disputes in a manner adverse to our interests could negatively affect sales and operating results. In the past, our customers have withheld payment due to contract or other disputes, which has delayed our receipt of payments. While we do not believe any reviews, audits, delayed payments, or other such matters should result in material adjustments, if a large number of our customer arrangements were modified or payments withheld in response to any such matter, the effect could be materially adverse to our business or results of operations.
Certain of our major communities are located on land subject to leases. If we are unable to renew a lease, we could be materially and adversely affected.
Certain of our major communities are located on land subject to leases. Accordingly, while we own the accommodations assets, we only own a leasehold interest in those properties. If we are found to be in breach of a lease, we could lose the right to use the property. In addition, unless we can extend the terms of these leases before their expiration, as to which no assurance can be given, we will lose our right to operate our facilities located on these properties upon expiration of the leases. In that event, we would be required to remove our accommodations assets and remediate the site. Generally, our leases have an average term of three years and generally contain unilateral renewal provisions for up to seven additional years. We can provide no assurances that we will be able to renew our leases upon expiration on similar terms, or at all. If we are unable to renew leases on similar terms, it may have an adverse effect on our business.
Third parties may fail to provide necessary services and materials for our communities and other sites.
We are often dependent on third parties to supply services and materials for our communities and other sites. We typically do not enter into long-term contracts with third-party suppliers. We may experience supply problems as a result of financial or operating difficulties or the failure or consolidation of our suppliers. We may also experience supply problems as a result of shortages and discontinuations resulting from product obsolescence or other shortages or allocations by suppliers. Unfavorable economic conditions may also adversely affect our suppliers or the terms on which we purchase products. In the future, we may not be able to negotiate arrangements with third parties to secure products and services that we require in sufficient quantities or on reasonable terms. If we cannot negotiate arrangements with third parties to produce our products or if the third parties fail to produce our products to our specifications or in a timely manner, our business, results of operations and financial condition may be materially adversely affected.
It may become difficult for us to find and retain qualified employees, and failure to do so could impede our ability to execute our business plan and growth strategy.
One of the most important factors in our ability to provide reliable and quality services and profitably execute its business plan is its ability to attract, develop and retain qualified personnel. The competition for qualified personnel in the industries in which we operate is intense and there can be no assurance that we will be able to continue to attract and retain all personnel necessary for the development and operation of our business. In periods of higher activity, it may become more difficult to find and retain qualified employees which could limit growth, increase operating costs, or have other material adverse effects on our operations.
Many of our key executives, managers, and employees have knowledge and an understanding of our business and our industry that cannot be readily duplicated and they are the key individuals that interface with customers. In addition, the ability to attract and retain qualified personnel is dependent on the availability of qualified personnel, the impact on the labor supply due to general economic conditions, and the ability to provide a competitive compensation package.
In addition, labor shortages, the inability to hire or retain qualified employees nationally, regionally or locally or increased labor costs could have a material adverse effect on our ability to control expenses and efficiently conduct operations. We may not be able to continue to hire and retain the sufficiently skilled labor force necessary to operate efficiently and to support our operating strategies. Labor expenses could also increase as a result of continuing shortages in the supply of personnel. Failure to retain key personnel or hire qualified employees may materially adversely affect our business, results of operations and financial condition.
Significant increases in raw material and labor costs could increase our operating costs significantly and harm our profitability.
We incur labor costs and purchase raw materials, including steel, lumber, siding and roofing, fuel and other products to construct and perform periodic repairs, modifications and refurbishments to maintain physical conditions of our facilities as well as the construction of our communities and other sites. The volume, timing, and mix of such work may vary quarter-to-quarter and year-to-year. Generally, increases in labor and raw material costs will increase the acquisition costs of new facilities and also increase the construction, repair, and maintenance costs of our facilities. During periods of rising prices for labor or raw materials, and in particular, when the prices increase rapidly or to levels significantly higher than normal, we may incur significant increases in our costs for new facilities and incur higher operating costs that we may not be able to recoup from customers through changes in pricing, which could have a material adverse effect on our business, results of operations and financial condition.
If we determine that our goodwill and intangible assets have become impaired, we may incur impairment charges, which would negatively impact our operating results.
We have goodwill, which represents the excess of the total purchase price of our acquisitions over the fair value of the assets acquired, and other intangible assets. As of December 31, 2018, on a pro forma basis, Target Hospitality had approximately $34.2 million and $127.4 million of goodwill and other intangible assets, net, respectively, in our statement of financial position, which would represent approximately 6.2% and 23.3% of total assets, respectively. We are required to review goodwill and intangible assets at least annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. Impairment may result from significant changes in the manner of use of the acquired asset, negative industry or economic trends and significant underperformance relative to historic or projected operating results.
Any impairment charges following the Business Combination could adversely affect our business, results of operations, and financial condition.
We may be unable to recognize deferred tax assets and, as a result, lose future tax savings, which could have a negative impact on our liquidity and financial position.
We recognize deferred tax assets primarily related to deductible temporary differences based on our assessment that the item will be utilized against future taxable income and the benefit will be sustained upon ultimate settlement with the applicable taxing authority. Such deductible temporary differences primarily relate to tax loss carryforwards and deferred interest expense deductions. Tax loss carryforwards arising in a given tax jurisdiction may be carried forward to offset taxable income in future years from such tax jurisdiction and reduce or eliminate income taxes otherwise payable on such taxable income, subject to certain limitations. We may have to write down, via a valuation allowance, the carrying amount of certain of the deferred tax assets to the extent we determine it is not probable such deferred tax assets will continue to be recognized.
In the event that we do not have sufficient taxable income in future years to use the tax benefits before they expire, the benefit may be permanently lost. In addition, the taxing authorities could challenge our calculation of the amount of our tax attributes, which could reduce certain of our recognized tax benefits. In addition, tax laws in certain jurisdictions may limit the ability to use carryforwards upon a change in control.
Increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our specialty rental and hospitality services contracts may constrain its ability to make a profit.
Our profitability can be adversely affected to the extent we are faced with cost increases for food, wages and other labor related expenses, insurance, fuel and utilities, especially to the extent we are unable to recover such increased costs through increases in the prices for our services, due to one or more of general economic conditions, competitive conditions or contractual provisions in our customer contracts. Substantial increases in the cost of fuel and utilities have historically resulted in cost increases in our communities. From time to time we have experienced increases in our food costs. While we believe a portion of these increases were attributable to fuel prices, we believe the increases also resulted from rising global food demand. In addition, food prices can fluctuate as a result of foreign exchange rates and temporary changes in supply, including as a result of incidences of severe weather such as droughts, heavy rains, and late freezes. We may be unable to fully recover costs, and such increases would negatively impact its profitability on contracts that do not contain such inflation protections.
We may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls.
Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train, and manage our employee base. Our inability to deal with this growth may have a material adverse effect on its business, financial condition, results of operations, and cash flows.
Our future operating results may fluctuate, fail to match past performance, or fail to meet expectations.
Our operating results may fluctuate, fail to match past performance, or fail to meet the expectations of analysts and investors. Our financial results may fluctuate as a result of a number of factors, some of which are beyond Target Hospitality’s control, including but not limited to:
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general economic conditions in the geographies and industries where we own or operate communities;

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legislative policies where we provide our services;

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the budgetary constraints of our customers;

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the success of our strategic growth initiatives;

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the costs associated with the launching or integrating new or acquired businesses;

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the cost, type, and timing of customer orders;

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the nature and duration of the needs of our customers;

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the raw material or labor costs of servicing our facilities;

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the timing of new product or service introductions by us, our suppliers, and our competitors;

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changes in end-user demand requirements;

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the mix, by state and region, of our revenue, personnel, and assets;

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movements in interest rates, or tax rates;

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changes in, and application of, accounting rules;

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changes in the regulations applicable to us;

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litigation matters;

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the success of large scale capital intensive projects;

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liquidity, including the impact of our debt service costs; and

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attrition and retention risk.

As a result of these factors, our historical financial results are not necessarily indicative of our future results.
We are exposed to various possible claims relating to our business, and our insurance may not fully protect us.
We are exposed to various possible claims relating to our business. These possible claims include those relating to: (i) personal injury or death caused by accidents or other events at a facility owned and/or operated by us; (ii) motor vehicle accidents involving our vehicles and our employees; (iii) employment-related claims; (iv) property damage; and (v) commercial claims. Our insurance policies have deductibles or self-insured retentions which would require us to expand amounts prior to taking advantage of coverage limits. We believe that we have adequate insurance coverage for the protection of our assets and operations. However, our insurance may not fully protect us for certain types of claims such as dishonest, fraudulent, criminal or malicious acts; terrorism, war, hostile or warlike action during a time of peace; automobile physical damage; natural disasters; and cyber-crime.
We may not have adequate insurance for potential liabilities and insurance may not cover certain liabilities, including litigation.
Our operations are subject to many hazards. In the ordinary course of business, we may become the subject of various claims, lawsuits, and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees, and other matters, including occasional claims by individuals alleging exposure to hazardous materials as a result of our products or operations. Some of these claims relate to the activities of businesses that we have acquired, even though these activities may have occurred prior to our acquisition of such businesses. We maintain insurance to cover many of our potential losses, and we are subject to various self-retentions and deductibles under our insurance policies. It is possible, however, that a judgment could be rendered against us in cases in which we could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for such matters. Even a partially uninsured or underinsured claim, if successful and of significant size, could have a material adverse effect on our results of operations or consolidated financial position. The specifications and insured limits under those policies, however, may be insufficient for such claims. We also face the following other risks related to our insurance coverage:
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we may not be able to continue to obtain insurance on commercially reasonable terms;

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the counterparties to our insurance contracts may pose credit risks; and

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we may incur losses from interruption of our business that exceed our insurance coverage each of which, individually or in the aggregate, could materially and adversely impact our business.

Failure to maintain positive relationships with the indigenous people in the areas where Target Hospitality operates could adversely affect its business.
A component of our business strategy is based on developing and maintaining positive relationships with the indigenous people and communities in the areas where we operate. These relationships are important to our operations and customers who desire to work on traditional Native American lands. The inability to develop and maintain relationships and to be in compliance with local requirements could have a material adverse effect on our business, results of operations or financial condition.
Social, Political, and Regulatory Risks
A failure to maintain food safety or comply with government regulations related to food and beverages may subject us to liability.
Claims of illness or injury relating to food quality or food handling are common in the food service industry, and a number of these claims may exist at any given time. Because food safety issues could be experienced at the source or by food suppliers or distributors, food safety could, in part, be out of our control. Regardless of the source or cause, any report of food-borne illness or other food safety issues such as food tampering or contamination at one of our locations could adversely impact our reputation, hindering our ability to renew contracts on favorable terms or to obtain new business, and have a negative impact on our sales. Future food product recalls and health concerns associated with food contamination may also increase our raw materials costs and, from time to time, disrupt our business.
A variety of regulations at various governmental levels relating to the handling, preparation, and serving of food (including, in some cases, requirements relating to the temperature of food), and the cleanliness of food production facilities and the hygiene of food-handling personnel are enforced primarily at the local public health department level. We cannot assure you that we are in full compliance with all applicable laws and regulations at all times or that we will be able to comply with any future laws and regulations. Furthermore, legislation and regulatory attention to food safety is very high. Additional or amended regulations in this area may significantly increase the cost of compliance or expose us to liabilities. If we are unable to maintain food safety or comply with government regulations related to food and beverages, the effect could be materially adverse to our business or results of operations.
Unanticipated changes in our tax obligations, the adoption of a new tax legislation, or exposure to additional income tax liabilities could affect profitability.
We are subject to income taxes in the United States. Our tax liabilities are affected by the amounts charged for inventory, services, funding, and other intercompany transactions. Tax authorities may disagree with our intercompany charges, cross-jurisdictional transfer pricing or other tax positions and assess additional taxes. We regularly assess the likely outcomes of examinations in order to determine the appropriateness of its tax provision. However, there can be no assurance that we will accurately predict the outcomes of potential examinations, and the amounts ultimately paid upon resolution of examinations could be materially different from the amounts previously included in our income tax provision and, therefore, could have a material impact on its results of operations and cash flows. In addition, our future effective tax rate could be adversely affected by changes to its operating structure, changes in the mix of earnings in countries and/or states with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and the discovery of new information in the course of our tax return preparation process.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Act”). The Act makes broad and complex changes to the U.S. tax code, including, but not limited to: (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a tax on global intangible low-taxed income (“GILTI”) which is a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized; (6) creating the base erosion anti-abuse tax (“BEAT”), a new minimum tax; (7) creating a new limitation on deductible interest expense; and (8) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017. We continue to examine the impact this tax reform legislation may have on it at the federal and state level. We will continue to refine our calculations as additional analysis is completed. We expect to finalize our assessment during the one-year measurement period as prescribed by the Staff Accounting Bulletin 118. Changes in tax laws or regulations may increase tax uncertainty and adversely affect our results of operations and effective tax rate.
Our ability to use our net operating loss carryforwards and other tax attributes may be limited.
As of December 31, 2018, Target Parent and Signor Parent had U.S. net operating loss (“NOL”) carryforwards of approximately $98.5 million for U.S. federal and state income tax purposes, available to offset future taxable income, prior to consideration of annual limitations that may be imposed under Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”). Approximately $1.3 million of these tax loss carryovers expire in 2038. The remaining $97.2 million of tax loss carryovers do not expire.
Our NOL is limited and could expire unused and be unavailable to offset future income tax liabilities. Under Section 382 and corresponding provisions of U.S. state law, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOLs and other applicable pre-change tax attributes, such as research and development tax credits, to offset its post-change income may be limited. We have not completed a Section 382 analysis and therefore cannot forecast or otherwise determine our ability to derive any benefit from our various federal or state tax attribute carryforwards at this time. As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.
Lastly, we may experience ownership changes in the future as a result of subsequent shifts in our share ownership, including this offering, some of which may be outside of our control. If we determine that an ownership change has occurred and our ability to use our historical NOL is materially limited, it may result in increased future tax obligations.
We are subject to various laws and regulations including those governing government contracts, corruption, and the environment. Obligations and liabilities under these laws and regulations may materially harm our business.
United States Government Contract Laws and Regulations
Our customers include U.S. government contractors, which means that we may, indirectly, be subject to various statutes and regulations applicable to doing business with the U.S. government. These types of contracts customarily contain provisions that give the U.S. government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors, including provisions that allow the government to unilaterally terminate or modify our customers’ federal government contracts, in whole or in part, at the government’s convenience. Under general principles of U.S. government contracting law, if the government terminates a contract for convenience, the terminated party may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source. In addition, our or our customers’ failure to comply with these laws and regulations might result in administrative penalties or the suspension of our customers’ government contracts or debarment and, as a result, the loss of the related revenue which would harm our business, results of operations and financial condition. We are not aware of any action contemplated by any regulatory authority related to any possible non-compliance by or in connection with our operations.
Our operations are subject to an array of governmental regulations in each of the jurisdictions in which we operate. Our activities are subject to regulation by several federal and state government agencies, including the Occupational Safety and Health Administration (“OSHA”) and by federal and state laws. Our operations and activities in other jurisdictions are subject to similar governmental regulations. Similar to conventionally constructed buildings, the workforce housing industry is also subject to regulations by multiple governmental agencies in each jurisdiction relating to, among others, environmental, zoning and building standards, and health, safety and transportation matters. Noncompliance with applicable regulations, implementation of new regulations or modifications to existing regulations may increase costs of compliance, require a termination of certain activities or otherwise have a material adverse effect on our business, results of operations, and financial condition.
In addition, U.S. government contracts and grants normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:
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specialized disclosure and accounting requirements unique to U.S. government contracts;

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financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

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public disclosures of certain contract and company information; and

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mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

If we fail to maintain compliance with these requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under its contracts or under the Federal Civil False Claims Act (the “False Claims Act”). The False Claims Act’s “whistleblower” provisions allow private individuals, including present and former employees, to sue on behalf of the U.S. government. The False

Claims Act statute provides for treble damages and other penalties and, if our operations are found to be in violation of the False Claims Act, we could face other adverse action, including suspension or prohibition from doing business with the United States government. Any penalties, fines, suspension or damages could adversely affect our financial results as well as our ability to operate our business.
Anti-Corruption Laws and Regulations
We are subject to various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials by a U.S. person for the purpose of obtaining or retaining business. Our activities create the risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of various laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”). We have implemented safeguards and policies to discourage these practices by our employees and agents. However, existing safeguards and any future improvements may prove to be ineffective and employees or agents may engage in conduct for which we might be held responsible.
If employees violate our policies or we fail to maintain adequate record-keeping and internal accounting practices to accurately record its transactions, we may be subject to regulatory sanctions. Violations of the FCPA or other anti-corruption laws may result in severe criminal or civil sanctions and penalties, including suspension or debarment from U.S. government contracting, and we may be subject to other liabilities which could have a material adverse effect on our business, results of operations and financial condition. We are also subject to similar anti-corruption laws in other jurisdictions.
Environmental Laws and Regulations
We are subject to a variety of national, state, regional and local environmental laws and regulations. Among other things, these laws and regulations impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal and management of, regulated materials and waste, and impose liabilities for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals or other releases of hazardous substances or materials. In the ordinary course of business, we use and generate substances that are regulated or may be hazardous under environmental laws. We have an inherent risk of liability under environmental laws and regulations, both with respect to ongoing operations and with respect to contamination that may have occurred in the past on our properties or as a result of our operations. From time to time, our operations or conditions on properties that we have acquired have resulted in liabilities under these environmental laws. We may in the future incur material costs to comply with environmental laws or sustain material liabilities from claims concerning noncompliance or contamination. We have no reserves for any such liabilities.
We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at our facilities or at third party sites for which we may be liable. Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at sites we own or third party sites may require us to make additional expenditures, some of which could be material.
We may be subject to environmental laws and regulations that may require us to take actions that will adversely affect our results of operations.
All of our and our customers’ operations may be affected by federal, state and local laws and regulations governing the discharge of substances into the environment or otherwise relating to environmental protection. Environmental laws and regulations are subject to change in the future, possibly resulting in more stringent requirements. Our or any of our customers’ failure to comply with applicable environment laws and regulations may result in any of the following:
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issuance of administrative, civil and criminal penalties;

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denial or revocation of permits or other authorizations;

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reduction or cessation of operations; and

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performance of site investigatory, remedial or other corrective actions

While it is not possible at this time to predict how environmental legislation may change or how new regulations that may be adopted would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions for us or our oil and gas and natural resource company customers and could have a material adverse effect on our business or demand for our services. See “Business — Regulatory and Environmental Compliance” in the Closing 8-K for a more detailed description of our risks associated with environmental laws and regulations.
We may be subject to litigation, judgments, orders or regulatory proceedings that could materially harm our business.
We are subject to claims arising from disputes with customers, employees, vendors and other third parties in the normal course of business. The risks associated with any such disputes may be difficult to assess or quantify and their existence and magnitude may remain unknown for substantial periods of time. If the plaintiffs in any suits against us were to successfully prosecute their claims, or if we were to settle such suits by making significant payments to the plaintiffs, our business, results of operations and financial condition would be harmed. Even if the outcome of a claim proves favorable to us, litigation can be time consuming and costly and may divert management resources. To the extent that our senior executives are named in such lawsuits, our indemnification obligations could magnify the costs.
We may be exposed to certain regulatory and financial risks related to climate change.
Climate change is receiving increasing attention from scientists and legislators alike. The debate is ongoing as to the extent to which the climate is changing, the potential causes of any change and its potential impacts. Some attribute global warming to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. Significant focus is being made on companies that are active producers of depleting natural resources.
There are a number of legislative and regulatory proposals to address greenhouse gas emissions, which are in various phases of discussion or implementation. The outcome of U.S. federal, regional, provincial, and state actions to address global climate change could result in a variety of regulatory programs including potential new regulations, additional charges to fund energy efficiency activities, or other regulatory actions. These actions could:
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result in increased costs associated with our operations and our customers’ operations;

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increase other costs to our business;

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reduce the demand for carbon-based fuels; and

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reduce the demand for our services.

Any adoption of these or similar proposals by U.S. federal, regional, provincial, or state governments mandating a substantial reduction in greenhouse gas emissions could have far-reaching and significant impacts on the energy industry. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business or demand for our services. See “Business — Regulatory and Environmental Compliance” in the Closing 8-K for a more detailed description of our climate-change related risks.
Growth Development and Financing Risks
We may not be able to successfully acquire and integrate new operations, which could cause our business to suffer.
We may not be able to successfully complete potential strategic acquisitions for various reasons. We anticipate that we will consider acquisitions in the future that meet our strategic growth plans. We cannot predict whether or when acquisitions will be completed, and we may face significant competition for certain acquisition targets. Acquisitions that are completed involve numerous risks, including the following:
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difficulties in integrating the operations, technologies, products and personnel of the acquired companies;

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diversion of management’s attention from normal daily operations of the business;

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difficulties in entering markets in which we have no or limited direct prior experience and where our competitors in such markets have stronger market positions;

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difficulties in complying with regulations, such as environmental regulations, and managing risks related to an acquired business;

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an inability to timely complete necessary financing and required amendments, if any, to existing agreements;

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an inability to implement uniform standards, controls, procedures and policies;

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undiscovered and unknown problems, defects, liabilities or other issues related to any acquisition that become known to us only after the acquisition, particularly relating to rental equipment on lease that are unavailable for inspection during the diligence process; and

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potential loss of key customers or employees.

In connection with acquisitions we may assume liabilities or acquire damaged assets, some of which may be unknown at the time of such acquisitions; record goodwill and non-amortizable intangible assets that will be subject to future impairment testing and potential periodic impairment charges; or incur amortization expenses related to certain intangible assets.
The condition and regulatory certification of any facilities or operations acquired is assessed as part of the acquisition due diligence. In some cases, facility condition or regulatory certification may be difficult to determine due to that facility being on lease at the time of acquisition and/or inadequate certification records. Facility acquisitions may therefore result in a rectification cost which may not have been factored into the acquisition price, impacting deployability and ultimate profitability of the facility acquired.
Acquisitions are inherently risky, and no assurance can be given that our future acquisitions will be successful or will not materially adversely affect our business, results of operations, and financial condition. If we do not manage new markets effectively, some of our new branches and acquisitions may lose money or fail, and we may have to close unprofitable branches. Closing a branch in such circumstances would likely result in additional expenses that would cause our operating results to suffer. To successfully manage growth, we will need to continue to identify additional qualified managers and employees to integrate acquisitions within our established operating, financial and other internal procedures and controls. We will also need to effectively motivate, train and manage our employees. Failure to successfully integrate recent and future acquisitions and new branches into existing operations could materially adversely affect our results of operations and financial condition.
We may experience difficulties in integrating the businesses of Target and Signor and realizing the expected benefits of the Business Combination.
Our ability to realize the benefits we anticipate from the Business Combination, including anticipated cost savings and additional revenue opportunities, will depend in large part upon whether we are able to integrate Target’s and Signor’s business in an efficient and effective manner. We may not be able to integrate each business smoothly or successfully and the process may take longer than expected. Further, the integration of certain operations and the differences in operational culture will require the dedication of significant management resources, which may distract management’s attention from day-to-day business operations. If we are unable to successfully integrate the operations of Target and Signor, we may be unable to realize the revenue growth, synergies and other anticipated benefits we expect to achieve as a result of the Business Combination and our business, results of operations and cash flow could be adversely affected.
Global or local economic movements could have a material adverse effect on our business.
We operate in the United States, but our business may be negatively impacted by economic movements or downturns in that market or in global markets generally, including those that could be caused by policy changes by the U.S. administration in areas such as trade and immigration. These adverse economic conditions may reduce commercial activity, cause disruption and volatility in global financial markets, and increase rates of default and bankruptcy. Reduced commercial activity has historically resulted in reduced demand for our products and services. For example, reduced commercial activity in the energy and natural resource sectors in certain markets in which we operate may negatively impact its business. U.S. federal spending cuts or further limitations that may result from presidential or congressional action or inaction may also negatively impact our arrangements with government contractor customers. Disruptions in financial markets could negatively impact the ability of our customers to pay their obligations to us in a timely manner and increase our counterparty risk. If economic conditions worsen, we may face reduced demand and an increase, relative to historical levels, in the time it takes to receive customer payments. If we are not able to adjust our business in a timely and effective manner to changing economic conditions, our business, results of operations and financial condition may be materially adversely affected.
If we do not effectively manage our credit risk or collect on our accounts receivable, it could have a material adverse effect on our business, financial condition, and results of operations.
Failure to manage our credit risk and receive timely payments on our customer accounts receivable may result in the write-off of customer receivables. If we are not able to manage credit risk, or if a large number of customers should have financial difficulties at the same time, our credit and equipment losses would increase above historical levels. If this should occur, our business, financial condition, and results of operations may be materially and adversely affected.
Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward- looking statement, we caution that, while we believes such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results.
The differences between assumed facts or bases and actual results can be material, depending upon the circumstances. The factors identified in this prospectus of which this registration statement forms a part are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us, or on our behalf.
In any forward-looking statement where we, or our management, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Taking this into account, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us:
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risks related to diverting management’s attention from ours;

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the level of supply and demand for natural resources;

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failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts to provide related accommodation, which may cause those customers to terminate or postpone the contracts;

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the availability of attractive oil and natural gas field assets, which may be affected by governmental actions or environmental activists;

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fluctuations in the current and future prices of natural resources;

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fluctuations in currency exchange rates;

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general global economic conditions and the pace of global economic growth;

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changes in tax laws, tax treaties. or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

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global weather conditions and natural disasters;

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our ability to hire and retain skilled personnel;

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the availability and cost of capital; and

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the development of new projects, including whether such projects will continue in the future.

Such risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements.
Prior to the completion of the Business Combination, Target Parent was owned by the Algeco Seller, and Signor Parent was owned by the Arrow Seller and did not operate together as Target Hospitality, though they were under common control. Target Parent’s and Signor Parent’s historical financial information is not representative of the results we would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.
The historical information of Signor Parent and Target Parent refers to their respective businesses prior to the Business Combination. Accordingly, the historical financial information does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly-traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:
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prior to the completion of the Business Combination, Signor Parent’s and Target Parent’s businesses were owned by the Arrow Seller and the Algeco Seller, respectively, as part of broader corporate organizations, rather than as an independent company. As such, these broader organizations performed various corporate functions for each entity suchas legal, treasury, accounting, auditing, human resources, corporate affairs and finance. Target Parent’s and Signor Parent’s historical financial results reflect allocations of corporate expenses from such functions and are likely to be less than the expenses Target Hospitality would have incurred had it operated as a separate publicly- traded company. Following the Business Combination, we are responsible for the cost related to such functions previously performed by each entity’s previous corporate group;

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prior to the completion of the Business Combination, decisions regarding capital raising and major capital expenditures for Signor Parent or Target Parent were done through the Arrow Seller or the Algeco Seller, respectively;

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following the Business Combination, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements; and

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Signor Parent’s and Target Parent’s historical financial information prior to the Business Combination does not reflect the debt or the associated expenses that Target Hospitality has incurred as part of the Business Combination.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from the Algeco Seller and the Arrow Seller. For additional information about the past financial performance of Target Parent and Signor, without giving effect to the Business Combination and the basis of the presentation of the historical consolidated financial statements of Target Hospitality, see “Target Parent and Signor Parent’s Combined Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Target Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Signor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements and accompanying notes included in the Closing 8-K.
We incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.
Target Hospitality will incur significant legal, accounting, insurance, and other expenses as a result of being a public company. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”) and the Sarbanes-Oxley Act of 2002, as amended (“SOX”), as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional change. Target Hospitality expects that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of SOX, will substantially increase its expenses, including legal and accounting costs, and make some activities more time-consuming and costly. It is possible that these expenses will exceed the increases projected by management. These laws, rules, and regulations may also make it more expensive to obtain director and officer liability insurance, and Target Hospitality may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for it to attract and retain qualified persons to serve on its board of directors or as officers. Although the JOBS Act may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, Target Hospitality nonetheless expects a substantial increase in legal, accounting, insurance, and certain other expenses in the future, which will negatively impact its results of operations and financial condition.
As a result of being a public company, we are subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.
As a public company, we are obligated to file with the SEC annual and quarterly information and other reports that are specified in the Exchange Act. We are also subject to other reporting and corporate governance requirements under SOX, and the rules and regulations promulgated thereunder, all of which impose significant compliance and reporting obligations upon us and require us to incur additional expense in order to fulfill such obligations.
Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus.
The unaudited pro forma condensed consolidated financial information in the Closing 8-K is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” attached as Exhibit 99.5 to the Closing 8-K for more information.
Certain benefits we expect from the Business Combination are based on projections and assumptions, which are uncertain and subject to change.
Management has made certain estimates and assumptions with respect to certain benefits that it expects from the Business Combination that affect the reported amounts of earnings, assets, liabilities, revenues, expenses and related information included in our pro forma financial information herein, as well as Adjusted EBITDA, Run-Rate Adjusted EBITDA and other measures derived from that information. These estimates and assumptions may prove to be inaccurate or may change in the future, and actual results could differ materially from those estimates or assumptions. There can be no assurance that we will realize these benefits, including anticipated synergistic benefits, if any, as a result of the Business Combination. If the estimates are not realized or we do not achieve the perceived benefits of the Business Combination, including perceived benefits to our cash flows, Adjusted EBITDA, Run-Rate Adjusted EBITDA and earnings, as rapidly or to the extent anticipated, our business and financial results could be negatively affected.
Information Technology and Privacy Risks
Any failure of our management information systems could disrupt our business and result in decreased revenue and increased overhead costs.
We depend on our management information systems to actively manage our facilities and provide facility information, and availability of our services. These functions enhance our ability to optimize facility utilization, occupancy, costs of goods sold, and average daily rate. The failure of our management information systems to perform as anticipated could damage our reputation with our customers, disrupt our business or result in, among other things, decreased revenue and increased overhead costs. For example, an inaccurate utilization rate could cause us to fail to have sufficient inventory to meet consumer demand, resulting in decreased sales. Any such failure could harm our business, results of operations and financial condition. In addition, the delay or failure to implement information system upgrades and new systems effectively could disrupt our business, distract management’s focus and attention from business operations and growth initiatives, and increase our implementation and operating costs, any of which could materially adversely affect our operations and operating results.
Like other companies, our information systems may be vulnerable to a variety of interruptions due to events beyond our control, including, but not limited to, telecommunications failures, computer viruses, security breaches (including cyber-attacks), and other security issues. In addition, because our systems contain information about individuals and businesses, the failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenue, increased costs, regulatory sanctions, and other potential material adverse effects on our business, results of operations, and financial condition.
Our business could be negatively impacted by security threats, including cyber-security threats and other disruptions.
We face various security threats, including cyber-security threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the safety of our employees; threats to the security of our facilities and infrastructure or third-party facilities and infrastructure; and threats from terrorist acts. Although we utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations or cash flows. Cyber-security attacks in particular are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. See “— Risks Relating to Our Business — Cyber-attacks could have a disruptive effect on our business.”
Cyber-attacks could have a disruptive effect on our business.
From time to time we may experience cyber-attacks, attempted and actual breaches of our information technology systems and networks or similar events, which could result in a loss of sensitive business or customer information, systems interruption or the disruption of our operations. The techniques that are used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and are difficult to detect for long periods of time, and we are accordingly unable to anticipate and prevent all data security incidents.
Even if we are fully compliant with legal standards and contractual or other requirements, we still may not be able to prevent security breaches involving sensitive data. The sophistication of efforts by hackers to gain unauthorized access to information systems has continued to increase in recent years. Breaches, thefts, losses or fraudulent uses of customer, employee or company data could cause consumers to lose confidence in the security of our website, point of sale systems and other information technology systems and choose not to stay in our communities or contract with us in the future. Such security breaches also could expose us to risks of data loss, business disruption, litigation and other costs or liabilities, any of which could adversely affect our business.
Failure to keep pace with developments in technology could adversely affect our operations or competitive position.
The specialty rental and hospitality services industry demands the use of sophisticated technology and systems for community management, procurement, operation of services across communities and other facilities, distribution of community resources to current and future customers and amenities. These technologies may require refinements and upgrades. The development and maintenance of these technologies may require significant investment by us. As various systems and technologies become outdated or new technology is required, we may not be able to replace or introduce them as quickly as needed or in a cost-effective and timely manner. As a result, we may not achieve the benefits it may have been anticipating from any new technology or system.
Risks Relating to Our Indebtedness
Our leverage may make it difficult for us to service our debt and operate our business.
As of December 31, 2018, on a pro forma basis after giving effect to the completion of the Business Combination and the other transactions contemplated by the Merger Agreements (collectively, including the offering of the Notes and entry by Arrow Bidco into the New ABL Facility, the “Transactions”), Target Hospitality, through its wholly-owned indirect subsidiary, Arrow Bidco, would have had $380 million of total indebtedness consisting of $40 million of borrowings under the New ABL Facility and $340 million of Notes.
Our leverage could have important consequences, including:
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making it more difficult to satisfy our obligations with respect to our various debt (including the Notes) and liabilities;

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requiring us to dedicate a substantial portion of our cash flow from operations to debt payments, thus reducing the availability of cash flow to fund internal growth through working capital and capital expenditures on our existing communities or new communities and for other general corporate purposes;

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increasing our vulnerability to a downturn in our business or adverse economic or industry conditions;

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placing us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow and that, therefore, may be able to take advantage of opportunities that our leverage would prevent us from pursuing;

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limiting our flexibility in planning for or reacting to changes in our business and industry;

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restricting us from pursuing strategic acquisitions or exploiting certain business opportunities or causing us to make non-strategic divestitures; and

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limiting, among other things, our ability to borrow additional funds or raise equity capital in the future and increasing the costs of such additional financings.

Our ability to meet our debt service obligations, including those under the New ABL Facility and the Notes, or to refinance our debt depends on our future operating and financial performance, which will be affected by our ability to successfully implement our business strategy as well as general economic, financial, competitive, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of our existing or future debt instruments may limit or prevent us from taking any of these actions. If we default on the payments required under the terms of certain of our indebtedness, that indebtedness, together with debt incurred pursuant to other debt agreements or instruments that contain cross-default or cross-acceleration provisions, may become payable on demand, and we may not have sufficient funds to repay all of our debts. As a result, our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations.
We and our subsidiaries may be able to incur substantial additional indebtedness (including additional secured obligations) in the future following the Business Combination. Although the Indenture and the New ABL Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. See “Description of Material Indebtedness” in the Closing 8-K. If new debt, including future additional secured obligations, is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase.
Global capital and credit markets conditions could materially adversely affect our ability to access the capital and credit markets or the ability of key counterparties to perform their obligations to it.
Although we believe the banks participating in the New ABL Facility have adequate capital and resources, we can provide no assurance that all of those banks will continue to operate as a going concern in the future. If any of the banks in our lending group were to fail, it is possible that the borrowing capacity under the New ABL Facility would be reduced. Further, practical, legal, and tax limitations may also limit our ability to access the cash available to certain businesses within our group to service the working capital needs of other businesses within our group. In the event that the availability under the New ABL Facility were reduced significantly, we could be required to obtain capital from alternate sources in order to finance our capital needs. The options for addressing such capital constraints would include, but would not be limited to, obtaining commitments from the remaining banks in the lending group or from new banks to fund increased amounts under the terms of the New ABL Facility, and accessing the public capital markets. In addition, we may delay certain capital expenditures to ensure that we maintain appropriate levels of liquidity. If it becomes necessary to access additional capital, any such alternatives could have terms less favorable than those terms under the New ABL Facility, which could have a material adverse effect on our business, results of operations, financial condition, and cash flows.
In addition, in the future we may need to raise additional funds to, among other things, refinance existing indebtedness, fund existing operations, improve or expand its operations, respond to competitive pressures or make acquisitions. If adequate funds are not available on acceptable terms, we may be unable to achieve our business or strategic objectives or compete effectively. Our ability to pursue certain future opportunities may depend in part on our ongoing access to debt and equity capital markets. We cannot assure Noteholders that any such financing will be available on terms satisfactory to us or at all. If we are unable to obtain financing on acceptable terms, we may have to curtail our growth.
Economic disruptions affecting key counterparties could also have a material adverse effect on our business. We monitor the financial strength of our larger customers, derivative counterparties, lenders, and insurance carriers on a periodic basis using publicly-available information in order to evaluate its exposure to those who have or who it believes may likely experience significant threats to their ability to adequately perform their obligations to it. The information available will differ from counterparty to counterparty and may be insufficient for us to adequately interpret or evaluate our exposure and/or determine appropriate or timely responses.
We are, and may in the future become, subject to covenants that limit our operating and financial flexibility and, if we default under our debt covenants, we may not be able to meet our payment obligations.
The New ABL Facility and the Indenture, as well as any instruments that will govern any future debt obligations, contain covenants that impose significant restrictions on the way the Holdco Acquiror and its subsidiaries can operate, including restrictions on the ability to:
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incur or guarantee additional debt and issue certain types of stock;

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create or incur certain liens;

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make certain payments, including dividends or other distributions, with respect to our equity securities;

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prepay or redeem junior debt;

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make certain investments or acquisitions, including participating in joint ventures;

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engage in certain transactions with affiliates;

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create unrestricted subsidiaries;

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create encumbrances or restrictions on the payment of dividends or other distributions, loans or advances to, and on the transfer of, assets to the issuer or any restricted subsidiary;

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sell assets, consolidate or merge with or into other companies;

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sell or transfer all or substantially all our assets or those of our subsidiaries on a consolidated basis; and

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issue or sell share capital of certain subsidiaries.

Although these limitations will be subject to significant exceptions and qualifications, these covenants could limit our ability to finance future operations and capital needs and our ability to pursue acquisitions and other business activities that may be in our interest. The Holdco Acquiror and its subsidiaries’ ability to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If the Holdco Acquiror and its subsidiaries defaults on their obligations under the New ABL Facility and the Indenture, then the relevant lenders or holders could elect to declare the debt, together with accrued and unpaid interest and other fees, if any, immediately due and payable and proceed against any collateral securing that debt. If the debt under the New ABL Facility, the Indenture or any other material financing arrangement that we enter into were to be accelerated, our assets may be insufficient to repay in full the New ABL Facility, the Notes and our other debt.
The New ABL Facility will also require our subsidiaries to satisfy specified financial maintenance tests in the event that certain excess liquidity requirements are not satisfied. The ability to meet these tests could be affected by deterioration in our operating results, as well as by events beyond our control, including increases in raw materials prices and unfavorable economic conditions, and we cannot assure Noteholders that these tests will be met. If an event of default occurs under the New ABL Facility, the lenders thereunder could terminate their commitments and declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be immediately due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions also may be accelerated or become payable on demand. In these circumstances, Target Hospitality’s assets may not be sufficient to repay in full that indebtedness and its other indebtedness then outstanding.
The amount of borrowings permitted at any time under the New ABL Facility will be subject to compliance with limits based on a periodic borrowing base valuation of the borrowing base assets thereunder. As a result, our access to credit under the New ABL Facility will potentially be subject to significant fluctuations depending on the value of the borrowing base of eligible assets as of any measurement date, as well as certain discretionary rights of the agent in respect of the calculation of such borrowing base value. As a result of any change in valuation, the availability under the New ABL Facility may be reduced, or we may be required to make a repayment of the New ABL Facility, which may be significant. The inability to borrow under the New ABL Facility or the use of available cash to repay the New ABL Facility as a result of a valuation change may adversely affect our liquidity, results of operations and financial position.
Restrictions in Arrow Bidco’s existing and future debt agreements could limit our growth and our ability to respond to changing conditions.
The New ABL Facility contains a number of significant covenants including covenants restricting the incurrence of additional debt. The credit agreement governing the New ABL Facility requires Arrow Bidco, among other things, to maintain certain financial ratios or reduce our debt. These restrictions also limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the New ABL Facility and the indenture governing the Notes impose on us. In addition, complying with these covenants may also cause us to take actions that are not favorable to our security holders and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.
Credit rating downgrades could adversely affect our businesses, cash flows, financial condition and operating results.
Arrow Bidco’s credit ratings will impact the cost and availability of future borrowings, and, as a result, cost of capital. Arrow Bidco’s ratings reflect each rating agency’s opinion of our financial strength, operating performance and ability to meet our debt obligations. Each rating agency will review these ratings periodically and there can be no assurance that such ratings will be maintained in the future. A downgrade in Arrow Bidco’s rating could adversely affect our businesses, cash flows, financial condition and operating results.
Risks Related to this Offering and our Common Stock
The price of our Common Stock may be volatile, which could cause the value of your investment to decline.
The market price of our Common Stock has fluctuated, and may in the future continue to fluctuate, significantly from time to time, and may be influenced by many factors, some of which are beyond our control, including those described in this “Risk Factors” section and the following:
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the factors described above under the heading “Cautionary Note Regarding Forward-Looking Statements;”

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the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and

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the risk factors described in the Closing 8-K.

Broad market fluctuations or any failure of our operating results in a particular quarter to meet market expectations may adversely affect the market price of shares of our Common Stock and the value of your investment. Occasionally, periods of volatility in the market price of a company’s securities may lead to the institution of securities class action litigation against a company. If we are subject to such volatility in the price of shares of our Common Stock, we may be the target of such securities litigation in the future. Such legal action could result in substantial costs to defend our interests and a diversion of management’s attention and resources, each of which would have a material adverse effect on our business and operating results and the market price of shares of Common Stock may decline.
The Warrants (as defined below) will become exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
We have 10,833,316 outstanding Public Warrants (as defined below) exercisable for 10,833,316 shares of Common Stock at an exercise price of $11.50 per share, which become exercisable on April 15, 2019. In addition, there are 5,333,334 Private Warrants (as defined below) outstanding exercisable for 5,333,334 shares of Common Stock at an exercise price of $11.50 per share, which become exercisable on April 15, 2019. To the extent such Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.
Sales of a significant number of shares of our Common Stock in the public markets, or the perception of the likelihood of such sales, could depress the market price of shares of our Common Stock.
Sales of a substantial number of shares of our Common Stock in the public markets and the availability of those shares for sale could adversely affect the market price of our Common Stock. Such sales, or the perception in the market that holders of a large number of shares intend to sell shares, could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities. On the Closing Date, in connection with the closing of the Business Combination, the Company, the Arrow Seller, the Algeco Seller, and certain other parties named on the signature pages thereto, entered into the Amended and Restated Registration Rights Agreement, dated March 15, 2019 (the “Registration Rights Agreement”), which provides such initial investors, the Arrow Seller and the Algeco Seller with certain demand, shelf and piggyback registration rights covering all shares of Common Stock and warrants to purchase shares of Common Stock owned by each holder, until such shares or warrants, as applicable, cease to be “Registrable Securities” as defined in the Registration Rights Agreement. The Registration Rights Agreement provides each of Arrow Seller, the Algeco Seller and certain of the initial investors (the “Initiating Holders”) the right to request an unlimited number of demands at any time following the Closing Date and customary shelf registration rights, subject to certain conditions. In addition, the agreement grants each of Arrow Seller, the Algeco Seller and the Initiating Holders piggyback registration rights with respect to registration statements filed subsequent to the Closing Date. We cannot predict the effect that future sales of Common Stock or other equity-related securities would have on the market price of our Common Stock.
Shares held by Harry E. Sloan, Jeff Sagansky and Eli Baker (together, the “Founder Group”) will be subject to transfer restrictions under the earnout agreement entered into on the Closing Date with the Company (the “Earnout Agreement”) for three years, subject to early release in certain circumstances. Upon release, significant sales of such shares could have a negative impact on the trading price of our stock.
Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our Common Stock and could materially impair our future ability to raise capital through offerings of Common Stock or other equity securities.
We have 105,232,933 shares of Common Stock outstanding. On the Closing Date, the Founder Group agreed to place 5,015,898 Founder Shares held by them in escrow (the “Restricted Shares”) to be subject to transfer restrictions for a period of three years, subject to early release, pursuant to the Earnout Agreement. Assuming such shares are released to the Founder Group in accordance with the Earnout Agreement, we cannot predict what effect, if any, market sales of Common Stock held by the Founder Group or any other shareholder or the availability of these shares for future sale will have on the market price of our Common Stock.
If securities or industry analysts cease to publish research, or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our operating results fail to meet the forecasts of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.
We do not intend to pay dividends on our Common Stock so any returns will be limited to the value of our Common Stock.
We have never declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock
Our principal stockholder controls a majority of our outstanding Common Stock and will continue to following this offering, and it may take actions or have interests that may be adverse to or conflict with those of our other stockholders and may materially adversely affect the price of our Common Stock.
The Algeco Seller and the Arrow Seller, entities controlled by TDR Capital LLP, together beneficially owned approximately 71.1% of our outstanding shares of Common Stock as of April 9, 2019. Moreover, TDR Capital LLP’s ownership of our Common Stock may also adversely affect the trading price for our Common Stock to the extent investors perceive disadvantages in owning shares of a company with a majority stockholder or in the event TDR Capital LLP takes any action with its shares that could result in an adverse impact on the price of our Common Stock, including any pledge or other use of its share of our Common Stock in connection with a loan.

USE OF PROCEEDS
All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of their shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING STOCKHOLDERS
This prospectus relates to the possible resale by the Selling Stockholders of up to 82,911,327 shares of Common Stock. Of these shares, 74,786,327 are subject to restrictions on transfer until September 11, 2019 and 8,125,000 are subject to restrictions on transfer until the earlier of (i) March 15, 2020 or (ii) such date on which the Common Stock as reported on Nasdaq or any other national securities exchange exceeds $12.00 per share for at least 20 out of 30 trading days commencing not earlier than August 12, 2019 as set forth below in the section “— Material Relationships with the Selling Stockholders — Transactions Related to the Business Combination.” The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to the Registration Rights Agreement.
On July 14, 2017, Platinum Eagle issued 11,500,000 Class B ordinary shares, par value $0.0001 per share, of the Company (the “Founder Shares”) as set forth below in the section “— Material Relationships with the Selling Securityholders — Transactions Related to our Initial Public Offering — Founder Shares.” The issuance of such securities was exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.
On March 15, 2019, as partial consideration for the Business Combination, we issued 49,100,000 shares of Common Stock in a private placement to the Arrow Seller and 25,686,327 shares of Common Stock to the Algeco Seller and granted certain registration rights to each of the Arrow Seller and the Algeco Seller in connection therewith. On April 17, 2019, the Algeco Seller distributed 10,057,462 shares of its Common Stock pursuant to the terms of that certain Amended and Restated Earn-Out Agreement dated November 11, 2018, by and among Target Logistics Management, LLC, Williams Scotsman International, Inc., Algeco Holding S.a r.l., Brian S. Lash as the seller representative and the other sellers party thereto, and in accordance with the terms and conditions of that certain Agreement dated April 15, 2019 between Algeco Holding S.a r.l. and Brian S. Lash as the seller representative, on behalf of himself and each other seller, and in connection with such distribution, the recipients of such shares of Common Stock executed joinder agreements to the Registration Rights Agreement. The issuance and transfer of such securities was exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof, Regulation D promulgated thereunder or another available exemption.
The Selling Stockholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interest in the shares of Common Stock after the date of this prospectus.
The following table sets forth, as of the date of this prospectus, the name of the Selling Stockholders for which we are registering the shares of Common Stock for resale to the public, and the aggregate principal amount that the Selling Stockholders may offer pursuant to this prospectus. In calculating percentages of shares of Common Stock owned by a particular holder, we treated as outstanding the number of shares of Common Stock issuable upon exercise of that particular holder’s warrants, if any, and did not assume exercise of any other holder’s warrants.
We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Common Stock. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.
Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares and warrants registered on its behalf. A Selling Stockholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”
All information contained in the table below and the footnotes thereto is based upon information provided to us by the Selling Stockholders. The percentage of our shares owned after the offering is based on 105,232,933 shares of Common Stock outstanding as of April 9, 2019. Unless otherwise indicated in the footnotes to this table, we believe that each of the Selling Stockholders named in this table has sole voting power with respect to the shares of Common Stock indicated as beneficially owned.
Unless otherwise indicated, the address of each beneficial owner listed on the table below is 2170 Buckthorne Place, Suite 440, The Woodlands, Texas 77380. Except as indicated below or as otherwise described in this prospectus, each of the Selling Stockholders has represented to us that it is not a registered broker-dealer or affiliated with a registered broker-dealer.
Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage Beneficially Owned Before the Offering	Shares of Common Stock to be Sold in the Offering	Percentage Beneficially Owned to be Sold in the Offering	Shares of Common Stock Beneficially Owned After the Offering	Percentage Beneficially Owned After the Offering
Aberdale Family 2012 Irrevocable Trust(1)	95,938	*	95,938	100.0%	—	—
Alan Mnuchin(2)	15,000	*	15,000	100.0%	—	—
Algeco Investments B.V.(3)	15,628,865	14.9%	15,628,865	100.0%	—	—
Andrew A. Aberdale	383,763	*	383,763	100.0%	—	—
Arrow Holdings S.a` r.l.(4)	49,100,000	46.7%	49,100,000	100.0%	—	—
Brian S. Lash(5)	4,177,830	3.9%	4,177,830	100.0%	—	—
David Abend(6)	25,807	*	25,807	100.0%	—	—
Eli Baker(7)	1,271,667	1.2%	805,000	63.3%	468,667	*
Evan Scheuer(8)	966,965	*	966,965	100.0%	—	—
Fredric D. Rosen(9)	353,334	*	20,000	5.7%	333,334	*
Harry E. Sloan(10)	6,358,333	5.9%	4,025,000	63.3%	2,333,333	2.2%
Ian Goldberg Trust(11)	95,938	*	95,938	100.0%	—	—
James Bradley Archer	974,528	*	974,528	100.0%	—	—
James Graf(12)	24,000	*	20,000	83.3%	4,000	*
Jeff Sagansky(13)	5,086,666	4.7%	3,220,000	63.3%	1,916,666	1.8%
Joseph H. Murphy(14)	992,983	*	992,983	100.0%	—	—
Joshua Kazam(15)	353,334	*	20,000	5.7%	333,334	*
Lori Lash Family 2012 Irrevocable Trust(16)	95,938	*	95,938	100.0%	—	—
Murphy Family 2012 Irrevocable Trust(17)	287,824	*	287,824	100.0%	—	—
Scheuer Family 2012 Irrevocable Trust(18)	194,310	*	194,310	100.0%	—	—
Thomas Schneider(19)	38,721	*	38,721	100.0%	—	—
Trust F/B/O Alexander J. Lash Under Section 1.2 of the Brian Lash Family 2012 Irrevocable Trust(20)	575,639	*	575,639	100.0%	—	—
Trust F/B/O Benjamin L. Lash Under Section 1.2 of the Brian Lash Family 2012 Irrevocable Trust(21)	575,639	*	575,639	100.0%	—	—
Trust F/B/O Max R. Lash Under Section 1.2 of the Brian Lash Family 2012 Irrevocable Trust(22)	575,639	*	575,639	100.0%	—	—

*
Less than 1%

(1)
The trustees of the Aberdale Family 2012 Irrevocable Trust are LindaLeigh R. Aberdale and Theresa Bachhuber.

(2)
The business address of Mr. Mnuchin is 888 Seventh Ave., 15th Floor, New York, NY 10019.

(3)
The business address of Algeco Investments B.V. is Naritaweg 165, Telestone 8, 1043 BW, Amsterdam, the Netherlands. Manjit Dale and Stephen Robertson are the founding partners of TDR Capital LLP (“TDR Capital”). TDR Capital is the sole shareholder of TDR Capital Nominees Limited, which holds 93% of the share capital of Algeco Holding S.a` r.l. on behalf of TDR Capital II Investments LP pursuant to a declaration of trust. Algeco Holding S.a` r.l. is the controlling shareholder of Algeco Limited Partnership SLP, which is the controlling shareholder of Algeco Global S.a` r.l., which is the controlling shareholder of Algeco Investments 1 S.a` r.l., which is the sole shareholder of Algeco Investments 2 S.a` r.l. (“Algeco Investments 2”), which is the sole shareholder of Algeco Investments 3 S.a` r.l. (“Algeco Investments 3”). Algeco Investments 3 holds 40% of the share capital of Algeco Investments B.V. and Algeco Investments 2 holds the remaining 60%. Each of TDR Capital II Investments LP, TDR Capital LLP, Stephen Robertson and Manjit Dale (the “TDR Persons”) may be deemed to be the beneficial owner of all or a portion of the shares of Common Stock held by Algeco Investments B.V. Each of the TDR Persons disclaims beneficial ownership of the shares of Common Stock held by Algeco Investments B.V., except to the extent of its or his pecuniary interest therein.

(4)
The business address of Arrow Holdings S.a` r.l. is 20, rue Euge`ne Ruppert, L-2453, Luxembourg. Manjit Dale and Stephen Robertson are the founding partners of TDR Capital. TDR Capital is the sole shareholder of TDR Capital Nominees Limited, which holds a controlling interest of Arrow Holdings S.a` r.l. on behalf of TDR Capital II Investments LP pursuant to a declaration of trust. Each of the TDR Persons may be deemed to be the beneficial owner of all or a portion of the shares of Common Stock held by Arrow Holdings S.a` r.l. Each of the TDR Persons disclaims beneficial ownership of the shares of Common Stock held by the Arrow Holdings S.a` r.l., except to the extent of its or his pecuniary interest therein.

(5)
The business address of Mr. Lash is 46 Woodman Rd., Chestnut Hill, MA 02467.

(6)
The business address of Mr. Abend is 36 Brooks St., Concord, MA 01742.

(7)
Reflects (i) 466,667 shares of Common Stock issuable upon exercise of 466,667 Private Warrants and (ii) 807,000 shares of Common Stock, including 501,590 shares of Common Stock which were deposited into escrow at the closing of the Business Combination and will be released in accordance with the terms of the Earnout Agreement (as defined below) and the Escrow Agreement (as defined below). While such shares are held in escrow, Mr. Baker will not have the ability to transfer or vote such shares.

(8)
The business address of Mr. Scheuer is 140 Meeting House Ln., Southampton, NY 11968.

(9)
The business address of Mr. Rosen is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067. Reflects (i) 20,000 shares of Common Stock, (ii) 266,666 shares of Common Stock issuable upon exercise of 266,666 Private Warrants held by Mr. Rosen, and (iii) 66,668 shares of Common Stock issuable upon exercise of 66,668 Private Warrants held by trusts of which Mr. Rosen is Trustee.

(10)
The business address of Mr. Sloan is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067. Reflects (i) 4,025,000 shares of Common Stock and (ii) 2,333,333 shares of Common Stock issuable upon exercise of 2,333,333 Private Warrants.

(11)
The business address of the Ian Goldberg Trust is 140 Nassau St. #7B, New York, NY 10038 and the trustees are Lori Lash and Glenn Goldberg.

(12)
The business address of Mr. Graf is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067. Reflects (i) 20,000 shares of Common Stock and (ii) 4,000 shares of Common Stock issuable upon exercise of 4,000 Public Warrants.

(13)
Reflects (i) 1,866,666 shares of Common Stock issuable upon exercise of 1,866,666 Private Warrants and (ii) 3,270,000 shares of Common Stock, including 2,006,359 shares of Common Stock which were deposited into escrow at the closing of the Business Combination and will be released in accordance with the terms of the Earnout Agreement (as defined below) and the Escrow Agreement (as defined below). While such shares are held in escrow, Mr. Sagansky will not have the ability to transfer or vote such shares.

(14)
The business address of Mr. Murphy is 63 Townsend Farm Rd., Boxford, MA 01921.

(15)
The business address of Mr. Kazam is c/o Two River, 629 Fifth Ave., 12th Floor, New York, NY 10022. Reflects (i) 20,000 shares of Common Stock and (ii) 333,334 shares of Common Stock issuable upon exercise of 333,334 Private Warrants.

(16)
The business address of the Lori Lash Family 2012 Irrevocable Trust is 140 Nassau St. #7B, New York, NY 10038 and the trustees are Lori Lash and Glenn Goldberg.

(17)
The business address of the Murphy Family 2012 Irrevocable Trust is 63 Townsend Farm Rd., Boxford, MA 01921 and the trustees are Patti A. Murphy and Edward P. Holloran.

(18)
The business address of the Scheuer Family 2012 Irrevocable Trust is 140 Meeting House Ln., Southampton, NY 11968 and the trustee is Julia Scheuer.

(19)
The business address of Mr. Schneider is 6 Ravenscroft Rd., Winchester, MA 01890.

(20)
The business address of the Trust F/B/O Alexander J. Lash Under Section 1.2 of the Brian Lash Family 2012 Irrevocable Trust is 35 Tobacco Rd., Weston, CT 06883 and the trustee is Richard M. Silver.

(21)
The business address of the Trust F/B/O Benjamin L. Lash Under Section 1.2 of the Brian Lash Family 2012 Irrevocable Trust is 35 Tobacco Rd., Weston, CT 06883 and the trustee is Richard M. Silver.

(22)
The business address of the Trust F/B/O Max R. Lash Under Section 1.2 of the Brian Lash Family 2012 Irrevocable Trust is 35 Tobacco Rd., Weston, CT 06883 and the trustee is Richard M. Silver.

Material Relationships with the Selling Stockholders
Transactions Related to our Initial Public Offering
Founder Shares
On July 14, 2017, Platinum Eagle Acquisition LLC (the “Sponsor”) received 11,500,000 Class B ordinary shares, par value $0.0001 per share, of the Company in exchange for a capital contribution of $25,000, or $0.002 per share. In December 2017, the Sponsor surrendered 2,875,000 of its Founder Shares to the Company for no consideration, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. On December 22, 2017, the Sponsor transferred 4,226,250 Founder Shares to Harry E. Sloan for a purchase price of $8,452.50 (the same per-share price initially paid by the Sponsor), resulting in the Sponsor holding 4,398,750 Founder Shares. In connection with the underwriters’ partial exercise of their over-allotment option prior to the closing of the IPO, on January 16, 2018, the Sponsor and Harry E. Sloan surrendered an aggregate of 500,000 Founder Shares (consisting of 255,000 by the Sponsor and 245,000 by Harry E. Sloan) to the Company for no consideration, resulting in the Sponsor holding 4,143,750 Founder Shares and Harry E. Sloan holding 3,981,250 Founder Shares. On January 22, 2019, the Sponsor transferred an aggregate of 75,000 Founder Shares held by it to each of James A. Graf, Joshua Kazam, Alan Mnuchin and Fredric Rosen for an aggregate purchase price of approximately $230 (the same per-share price initially paid by the Sponsor), resulting in the Sponsor holding 4,068,750 Founder Shares. On March 13, 2019, the Sponsor transferred the 4,068,750 Founder Shares held by it to each of Jeff Sagansky, Eli Baker and Harry Sloan, resulting in the Sponsor holding no Founder Shares.
In connection with the Domestication and the Business Combination, each of the issued and outstanding Founder Shares automatically converted, by operation of law, into shares of Common Stock.
The holders of Founder Shares have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) March 15, 2020, or earlier if, subsequent to the Business Combination, the closing price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, and (B) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock Up Period”).
In addition to the foregoing, certain of the Founder Shares are subject to additional transfer restrictions as described under “Transactions Related to the Business Combination — Earnout Agreement” and “Transactions Related to the Business Combination — Escrow Agreement” below.
Private Warrants
The Sponsor, Harry E. Sloan, Joshua Kazam, Fredric D. Rosen, the Sara L. Rosen Trust and the Samuel N. Rosen 2015 Trust purchased from the Company 5,333,334 Private Warrants in the aggregate at a price of $1.50 per warrant (an aggregate purchase price of $8.0 million) in a private placement that occurred simultaneously with the completion of the Company’s IPO. Each Private Warrant entitles the holder to purchase one share of Common Stock at a price of $11.50 per share. The Private Warrants (including the shares of Common Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until April 15, 2019 (i.e., 30 days after the Closing), and they will be non-redeemable so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers of the Private Warrants or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants and have no net cash settlement provisions.
Administrative Services Fee
Until the consummation of the Business Combination, we reimbursed an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of Platinum Eagle’s management team in an amount up to $15,000 per month when such space and/or services were utilized and Platinum Eagle did not pay a third party directly for such services.
Transactions Related to the Business Combination
Earnout Agreement
On the Closing Date, in connection with the closing of the Business Combination, Company entered into the Earnout Agreement with the Founder Group, pursuant to which, on the Closing Date, the Founder Group placed 5,015,898 Founder Shares held by it in escrow, to be released at any time during the period of three years following the Closing Date upon the occurrence of the following triggering events: (i) 50% of the Restricted Shares will be released to the Founder Group if the closing price of the shares of Common Stock, as reported on Nasdaq, exceeds $12.50 per share for 20 of any 30 consecutive trading days and (ii) the remaining 50% of the Restricted Shares will be released to the Founder Group if the closing price of the shares of Common Stock, as reported on Nasdaq, exceeds $15.00 per share for 20 of any 30 consecutive trading days, in each case subject to certain notice mechanics.
The Earnout Agreement is subject to termination upon: (i) mutual written consent of the parties; (ii) termination of the Signor Merger Agreement; or (iii) the earlier of the expiration of the time periods set forth therein and the depletion of all of the Restricted Shares from the escrow account.
Escrow Agreement
On the Closing Date, pursuant to the terms and conditions of the Earnout Agreement described above, the Company, the Founder Group and Continental Stock Transfer & Trust Company, as escrow agent, entered into an escrow agreement (the “Escrow Agreement”) that provides for, among other things, holding the Restricted Shares in an escrow account until such time as the Restricted Shares are to be released by the escrow agent to the Founder Group upon the occurrence of certain triggering events as described above and in the Earnout Agreement. All voting rights and other shareholder rights with respect to the Restricted Shares shall be suspended until such Restricted Shares are released from the escrow account.
The Escrow Agreement will terminate on the earlier of the termination of the Earnout Agreement and five calendar days after all of the Restricted Shares have been released.
Amended and Restated Registration Rights Agreement
On the Closing Date, in connection with the closing of the Business Combination, the Company, the Arrow Seller, the Algeco Seller, and certain other parties named on the signature pages thereto, entered into the Registration Rights Agreement which provides the parties thereto with certain demand, shelf and piggyback registration rights covering all shares of Common Stock and warrants to purchase shares of Common Stock owned by each holder, until such shares or warrants, as applicable, cease to be “Registrable Securities” as defined in the Registration Rights Agreement. The Registration Rights Agreement provides each of Arrow Seller, the Algeco Seller and certain of the initial investors (the “Initiating Holders”) the right to request an unlimited number of demands at any time following the Closing Date and customary shelf registration rights, subject to certain conditions. In addition, the agreement grants each of Arrow Seller, the Algeco Seller and the Initiating Holders piggyback registration rights with respect to registration statements filed subsequent to the Closing Date. Except for certain permitted transfers, none of the Arrow Seller, the Algeco Seller or any of their permitted transferees shall transfer any “Registrable Securities” beneficially owned by such holders until such date that is 180 days from the Closing Date. In addition, except for the Restricted Shares held in escrow, as described above, all “Registrable Securities” held by the Founder Group may not be transferred until the earlier of (1) such date that is one year from the Closing Date and (2) such date in which the common stock of Target Hospitality as reported on Nasdaq exceeds $12.00 per share for at least 20 out of 30 trading days commencing not earlier than 150 days following the Closing Date. The Company is responsible for all Registration Expenses (as defined in the Registration Rights Agreement) in connection with any demand, shelf or piggyback registration by any of the Initiating Holders. The registration rights under the Registration Rights Agreement are subject to customary lock-up provisions.

PLAN OF DISTRIBUTION
We are registering 82,911,327 shares of Common Stock for possible sale by the Selling Stockholders. Of these shares, 74,786,327 are subject to restrictions on transfer until September 11, 2019 and 8,125,000 are subject to restrictions on transfer until March 15, 2020 or earlier, as described herein under the heading “Selling Stockholders.” We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders pursuant to this prospectus.
We are required to pay all fees and expenses incident to the registration of the shares of Common Stock to be offered and sold pursuant to this prospectus.
The shares of Common Stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Subject to the provisions of our Securities Trading Policy, the Selling Stockholders may sell their shares by one or more of, or a combination of, the following methods:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of Nasdaq;

•
through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 under the Securities Act rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Subject to the provisions of our Securities Trading Policy, which is applicable to members of our Board of Directors, our executive officers and certain of their affiliates in connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Subject to the provisions of our Securities Trading Policy, as applicable, a Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.
In offering the shares covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our certificate of incorporation in its entirety for a complete description of the rights and preferences of our securities.
General
The following is a description of our capital stock and certain provisions of our certificate of incorporation, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation and bylaws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.
We are incorporated in the State of Delaware. The rights of our stockholders are generally covered by Delaware law and our certificate of incorporation and bylaws. The terms of our capital stock are therefore subject to Delaware law, including the Delaware General Corporation Law.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 401,000,000 shares of capital stock, consisting of (i) 400,000,000 shares of Common Stock and (ii) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).
Common Stock
This section describes the general terms and provisions of our Common Stock. For more detailed information, you should refer to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.
The holders of shares of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of Common Stock will be entitled to receive dividends if and when declared by our Board out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. Upon liquidation, dissolution or winding-up of our Company, the holders of Common Stock will be entitled to receive an equal amount per share of all of our assets available for distribution, after the rights of the holders of any Preferred Stock have been satisfied. Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.
Preferred Stock
This section describes the general terms and provisions of our Preferred Stock. For more detailed information, you should refer to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part
Preferred Stock may be issued from time to time in one or more series. Our Board can fix the rights, preferences and privileges applicable to the shares of each series and any of its qualifications, limitations or restrictions. Our Board is authorized, without stockholder approval, to issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Preferred Stock outstanding at the date hereof.
Our board of directors will fix the designations, voting powers, preferences and rights of each series, as well as the qualifications, limitations or restrictions thereof, of the Preferred Stock of each series that we offer under any applicable prospectus or prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of Preferred Stock we are offering before the issuance of that series of Preferred Stock. This description will include:
•
the title and stated value;

•
the number of shares we are offering;

•
the liquidation preference per share;

•
the purchase price per share;

•
the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•
whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•
our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•
the procedures for any auction and remarketing, if any;

•
the provisions for a sinking fund, if any;

•
the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•
any listing of the Preferred Stock on any securities exchange or market;

•
whether the Preferred Stock will be convertible into our Common Stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•
whether the Preferred Stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•
voting rights, if any, of the Preferred Stock;

•
preemption rights, if any;

•
restrictions on transfer, sale or other assignment, if any;

•
whether interests in the Preferred Stock will be represented by depositary shares;

•
a discussion of any material or special United States federal income tax considerations applicable to the Preferred Stock;

•
the relative ranking and preferences of the Preferred Stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•
any limitations on issuances of any class or series of Preferred Stock ranking senior to or on a parity with the series of Preferred Stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•
any other specific terms, rights, preferences, privileges, qualifications or restrictions of the Preferred Stock.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of Preferred Stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Warrants
We have outstanding warrants exercisable for 16,166,650 shares of Common Stock, consisting of: (i) 10,833,316 warrants, each exercisable for one share of Common Stock issued in connection with Platinum Eagle’s initial public offering (the “Public Warrants”) and (ii) 5,333,334 warrants, each exercisable for one share of Common Stock issued in a private placement in connection with our initial public offering, (the “Private Warrants,” and together with the Public Warrants, the “Warrants”) The Warrants were issued under a warrant agreement dated January 11, 2018, between Continental Stock Transfer & Trust Company, as warrant agent, and Platinum Eagle
Public Warrants
Each Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment, at any time. The Public Warrants will expire on March 15, 2024, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We may call the Public Warrants for redemption in whole and not in part, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption to each warrant holder and if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.
The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Public Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Public Warrant holder.
Private Warrants
The founders of Platinum Eagle and our former independent directors purchased 5,333,334 Private Warrants at a price of $1.50 per Private Warrant for an aggregate purchase price of $8,000,00 in a private placement that occurred simultaneously with Platinum Eagle’s initial public offering. The Private Warrants may be exercised at any time. So long as the Private Warrants are held by the initial shareholders or their permitted transferees, such warrants may be exercised on a cashless basis and will not be redeemable by us. If the Private Warrants are held by holders other than the initial shareholders or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants.
Dividends
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, our ability to declare dividends is limited by restrictive covenants contained in the agreements governing the indebtedness of our subsidiaries.
Registration Rights
On the Closing Date, in connection with the closing of the Business Combination, the Company, the Arrow Seller, the Algeco Seller, and certain other parties named on the signature pages thereto, entered into the Registration Rights Agreement which provides the parties thereto with certain demand, shelf and piggyback registration rights covering all shares of Common Stock and warrants to purchase shares of

Common Stock owned by each holder, until such shares or warrants, as applicable, cease to be “Registrable Securities” as defined in the Registration Rights Agreement. The Registration Rights Agreement provides each of Arrow Seller, the Algeco Seller and the Initiating Holders the right to request an unlimited number of demands at any time following the Closing Date and customary shelf registration rights, subject to certain conditions. In addition, the agreement grants each of Arrow Seller, the Algeco Seller and the Initiating Holders piggyback registration rights with respect to registration statements filed subsequent to the Closing Date. Except for certain permitted transfers, none of the Arrow Seller, the Algeco Seller or any of their permitted transferees shall transfer any “Registrable Securities” beneficially owned by such holders until such date that is 180 days from the Closing Date. In addition, except for the Restricted Shares held in escrow, as described above, all “Registrable Securities” held by the Founder Group may not be transferred until the earlier of (1) such date that is one year from the Closing Date and (2) such date in which the common stock of Target Hospitality as reported on Nasdaq exceeds $12.00 per share for at least 20 out of 30 trading days commencing not earlier than 150 days following the Closing Date. The Company is responsible for all Registration Expenses (as defined in the Registration Rights Agreement) in connection with any demand, shelf or piggyback registration by any of the Initiating Holders. The registration rights under the Registration Rights Agreement are subject to customary lock-up provisions.
Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws
We are subject to Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers.
Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
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a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

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an affiliate of an interested stockholder; or

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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of our assets. However, the above provisions of Section 203 do not apply if:
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our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Certificate of Incorporation, bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Certificate of Incorporation provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at three or more annual meetings.
In addition, our Certificate of Incorporation does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Rule 144
Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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one percent (1%) of the total number of shares of common stock then outstanding; or

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the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the closing of the Business Combination, the Company ceased to be a shell company and filed the Form 10 type information required.
Transfer Agent and Warrant Agent
The transfer agent, warrant agent and escrow agent for our Common Stock and warrants is Continental Stock Transfer & Trust Company.
Listing of Securities
Our Common Stock and Public Warrants are listed on Nasdaq under the symbols “TH” and “THWWW,” respectively.

LEGAL MATTERS
The validity of the shares of Common Stock offered by this prospectus has been passed upon for us by Allen & Overy LLP, New York.
EXPERTS
The consolidated financial statements of Platinum Eagle Acquisition Corp. as of December 31, 2018 and 2017, for the year ended December 31, 2018 and the period from July 12, 2017 (date of inception) to December 31, 2017 have been incorporated by reference herein in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, incorporated herein by reference, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined financial statements of Algeco US Holdings LLC and Arrow Parent Corporation as of December 31, 2018 and 2017, and for the years then ended, appearing in the Company’s Current Report on Form 8-K dated March 21, 2019 (File No. 001-38343) have been audited by Ernst & Young LLP (“EY”), independent registered public accounting firm, as set forth in their report therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated balance sheets of RL Signor Holdings, LLC and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, members’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.
We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.
DOCUMENTS INCORPORATED BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov. Our SEC filings are also available through our website at www.targethospitality.com. Information on or connected to our website does not constitute a part of this prospectus.
This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus information contained in the documents we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below:
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our Definitive Proxy Statement/Prospectus, filed pursuant to Rule 424(b) with the SEC on February 19, 2019, as amended and supplemented (File No. 333-228363);

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our Annual Report on Form 10-K for the year ended December 31, 2018;

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our Current Reports on Form 8-K and 8-K/A, as applicable, filed with the SEC on January 16, 2019, February 20, 2019, March 7, 2019, March 11, 2019, March 14, 2019, March 21, 2019 and April 3, 2019 (to the extent such reports are filed, not furnished); and

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the description of our securities contained in our Registration Statement on Form 8-A (File No. 001-38343), filed with the SEC on January 10, 2018, including any amendments or reports filed for the purpose of updating such description.

We hereby further incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on and after the date of this prospectus and after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus is a part (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K (or portions thereof) that are “filed” with the SEC, as well as proxy statements.

You may obtain a copy of these filings at no cost, by contacting us at any of the following:
Target Hospitality Corp.
2170 Buckthorne Place, Suite 440 The Woodlands, TX 77380
Attention: Executive Vice President, General Counsel and Secretary (800) 832-4242
You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus which we deliver to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information provided by this prospectus, any document incorporated by reference herein or therein or in any free writing prospectus that we may authorize or provide to you is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates. The shares of Common Stock are being offered and sold only in jurisdictions where offers and sales are permitted.

7,000,000 Shares
COMMON STOCK
Book-Running Managers
Morgan Stanley
Deutsche Bank Securities
Co-Managers
Northland Capital Markets
Oppenheimer & Co.
Stifel
Texas Capital Securities